UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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QUIDEL CORPORATION
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Notice of 2019 Annual Meeting of Stockholders
and Proxy Statement

QUIDEL CORPORATION
12544 High Bluff Drive, Suite 200
San Diego, CA 92130
(858) 552-1100
April 11, 2019
To Our Stockholders:
I am pleased to invite you to attend the Annual Meeting of Stockholders, which will be held on Tuesday, May 14, 2019, at 8:30 a.m., local time, at the San Diego Marriott Del Mar, 11966 El Camino Real, San Diego, California 92130. At the Annual Meeting, you will be asked to consider and vote upon: (i) the election of the eight directors designated herein to the Board of Directors; (ii) the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019; (iii) advisory approval of the Company’s executive compensation; and (iv) such other business as may properly be presented at the Annual Meeting or any adjournments or postponements thereof.
Enclosed are the Notice of the Annual Meeting of Stockholders, the Proxy Statement and accompanying proxy card and a copy of our Annual Report to Stockholders.
It is important that your shares be represented and voted at our Annual Meeting. You may vote your shares via the Internet, by telephone or by completing and returning the enclosed proxy card.
Our Board of Directors, officers and I look forward to seeing you at our Annual Meeting.

Sincerely yours,

Douglas C. Bryant
President and Chief Executive Officer
QUIDEL CORPORATION

QUIDEL CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 14, 2019
To Our Stockholders:
The Annual Meeting of Stockholders of Quidel Corporation will be held on Tuesday, May 14, 2019, at 8:30 a.m., local time, at the San Diego Marriott Del Mar, 11966 El Camino Real, San Diego, California 92130, for the following purposes:
1. To elect the eight directors designated herein to serve on the Board of Directors to hold office until the 2020 Annual Meeting of Stockholders and until their successors are elected and qualified;
2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019;
3. To obtain advisory approval of the Company’s executive compensation; and
4. To transact such other business as may properly be presented at the Annual Meeting or any adjournments or postponements thereof.
Only stockholders of record at the close of business on March 20, 2019 are entitled to receive notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.
The Board of Directors of Quidel Corporation unanimously recommends that the stockholders vote FOR the eight nominees for the Board of Directors named in the accompanying Proxy Statement; FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm; and FOR the advisory approval of the Company’s executive compensation.
All stockholders are cordially invited to attend the Annual Meeting. It is important that your shares be represented and voted at the Annual Meeting whether or not you plan to attend the Annual Meeting. You may vote your shares via the Internet, by telephone or by completing and returning a proxy card. If you attend the Annual Meeting and wish to do so, you may vote your shares in person even if you have signed and returned your proxy card. Specific voting instructions are set forth in the accompanying Proxy Statement and on the proxy card.

By Order of the Board of Directors,

Douglas C. Bryant
President and Chief Executive Officer
QUIDEL CORPORATION

San Diego, California
April 11, 2019

SUMMARY PROXY INFORMATION
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should review this entire Proxy Statement, as well as our Annual Report on Form 10-K for the fiscal year ended 2018.
ANNUAL MEETING

Time and date:	8:30 a.m. (Local Time), May 14, 2019	Record date:	March 20, 2019

Place:	San Diego Marriott Del Mar 11966 El Camino Real San Diego, California 92130	Voting:	Stockholders as of record date are entitled to vote

PROPOSALS AND VOTING RECOMMENDATIONS

Proposal	Board Recommendation	Page Reference
Proposal No. 1 - Election of Eight (8) Directors	FOR All Nominees	3
Proposal No. 2 - Ratification of Ernst and Young LLP as Auditors for 2019	FOR	38
Proposal No. 3 - Advisory (Non-Binding) Vote on Executive Compensation	FOR	39

DIRECTOR NOMINEES	Incumbent director nominees received an average vote of 96.9% of votes cast in 2018 annual meeting of stockholders
We are seeking your vote FOR all of the director nominees below:

Name	Age	Director Since	Principal Occupation
Douglas C. Bryant	61	2009	President and Chief Executive Officer, Quidel Corporation
Kenneth F. Buechler, Ph.D.	65	2007	Founder and former President and Chief Scientific Officer of Biosite, Inc.
Edward L. Michael	62	2018	Managing Partner and Co-Founder of LionBird Ventures
Mary Lake Polan, M.D, Ph.D., M.P.H.	75	1993	Clinical Professor of Obstetrics, Gynecology and Reproductive Sciences, Yale University School of Medicine
Jack W. Schuler	78	2006	Co-founder, Crabtree Partners, LLC, a private investment company
Charles P. Slacik	65	2015	Former Senior Vice President and Chief Financial Officer of Beckman Coulter Inc.
Matthew W. Strobeck, Ph.D.	46	2018	Managing Partner of Birchview Capital
Kenneth J. Widder, M.D.	66	2014	General Partner, LVP Life Science Ventures

(i)

CORPORATE GOVERNANCE HIGHLIGHTS

BOARD COMPOSITION	BOARD ACCOUNTABILITY
✓ All independent directors, except for CEO director	✓ Annual election of directors
✓ Separate Board Chair and CEO roles	✓ Annual Board and committee evaluations
✓ Independent Board Chair	✓ Regularly-held executive sessions of non- management directors
✓ Independent chairpersons and members of all Board Committees	✓ Robust executive and director equity ownership guidelines
✓ Seasoned Board with diverse experience and industry specific expertise	✓ Independent Board approval of CEO compensation
✓ Balanced Board tenure

STOCKHOLDER INTERESTS	RISK OVERSIGHT
✓ Active stockholder engagement practices	✓ Comprehensive risk oversight by the Board and individual committees as well as management
✓ Annual Say on Pay vote	✓ Risk management principles implemented in management processes and in employee reporting responsibilities
✓ Stockholders may call special meetings	✓ Robust risk reporting system which provides timely and comprehensive information to the Board
✓ One single voting class
✓ No poison pill
AUDITOR MATTERS
As a matter of good corporate practice, we are seeking your ratification of Ernst & Young LLP as our independent registered public accounting firm for the 2019 fiscal year.
EXECUTIVE COMPENSATION
Consistent with our Board’s recommendation and our stockholders’ prior indicated preference, we propose an advisory vote to approve our executive compensation annually. Accordingly, we are seeking your approval, on an advisory basis, of the compensation of our Named Executive Officers, as further described in the “Compensation Discussion and Analysis” section of this Proxy Statement.
For a summary of our executive compensation and 2018 performance highlights, please refer to the “Executive Compensation” section of this Proxy Statement on page 14.

(ii)

QUIDEL CORPORATION
Principal Executive Offices
12544 High Bluff Drive, Suite 200
San Diego, California 92130
(858) 552-1100
ANNUAL MEETING OF STOCKHOLDERS
May 14, 2019
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Quidel Corporation for use at the 2019 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Tuesday, May 14, 2019, at 8:30 a.m., local time, at the San Diego Marriott Del Mar, 11966 El Camino Real, San Diego, California 92130, and at any and all adjournments and postponements of the Annual Meeting. This Proxy Statement and the accompanying proxy card will first be sent to stockholders on or about April 11, 2019.
We will pay the expenses in connection with this solicitation. Our employees may solicit proxies by mail, in person, by telephone, facsimile or other electronic means and will not receive any additional compensation for such solicitations. We will also pay brokers or other nominees for the expenses of forwarding soliciting material to beneficial owners.
RECORD DATE AND VOTING
The close of business on March 20, 2019 has been fixed as the record date (the “Record Date”) for determining the stockholders entitled to notice of and to vote at the Annual Meeting. On the Record Date, 39,767,431 shares of our voting common stock were outstanding. Each share of such common stock is entitled to one vote on any matter that may be presented for consideration and action by the stockholders at the Annual Meeting. A quorum is required to transact business at the Annual Meeting. The holders of a majority of the outstanding shares of common stock on the Record Date and entitled to be voted at the Annual Meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting and any adjournments and postponements thereof. Abstentions and broker non-votes are counted for the purpose of determining the presence or absence of a quorum for the transaction of business.
Where a stockholder has directed how his or her proxy is to be voted, it will be voted according to the stockholder’s directions. If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name,” and this proxy and the related materials are being forwarded to you by your broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct the record holder of your shares regarding how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If a proposal is routine, a broker or other entity holding shares for a beneficial owner in street name may vote on the proposal without voting instructions from the owner. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the beneficial owner has provided voting instructions. A “broker non-vote” occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the beneficial owner does not provide instructions.
If you do not give voting instructions to the record holder of your shares prior to the Annual Meeting, the record holder will be entitled to vote your shares in its discretion only on Proposal 2 (Ratification of Selection of Independent Registered Public Accounting Firm) and will not be able to vote your shares on Proposal 1 (Election of Directors), or Proposal 3 (Advisory Approval of the Company’s Executive Compensation) and your shares will be treated as a “broker non-vote” on those proposals. We are not aware of any other matters to be presented at the Annual Meeting except for those described in this Proxy Statement. However, if any other matters not described in this Proxy Statement are properly presented at the Annual Meeting, the persons named as proxies will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, your shares may be voted by the persons named as proxies on the new meeting date as well, unless you have revoked your proxy instructions prior to that time.
With regard to the election of directors, votes may be cast in favor of a director nominee or withheld. Because directors are elected by plurality, broker non-votes will have no effect on its outcome. If a quorum is present at the Annual Meeting, the eight nominees receiving the greatest number of votes will be elected. For Proposal 2 (Ratification of Selection of Independent Registered Public Accounting Firm), and Proposal 3 (Advisory Approval of the Company’s Executive Compensation) the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is required for approval. With regard to Proposals 2 and 3, abstentions will be counted in the tabulations of the votes cast and will have the same effect as a vote against such proposal, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved and accordingly will have no effect on the outcome of the vote on Proposal 3. Because Proposal 2 (Ratification of Independent Registered Public Accounting Firm) is a routine matter, no broker non-votes are expected with respect to this proposal. Unless otherwise designated, each signed proxy submitted by a stockholder will be voted:

•	FOR each of the eight nominees named below for election as directors;

•	FOR ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019; and

•	FOR the advisory approval of the Company’s executive compensation.
Shares may be voted via the Internet, by telephone or by completing and returning a proxy card. Any stockholder has the power to revoke his or her proxy at any time before it is voted at the Annual Meeting by submitting a written notice of revocation to the Secretary of the Company or by timely filing a duly executed proxy bearing a later date. The proxy will not be voted if the stockholder who executed it is present at the Annual Meeting and elects to vote in person the shares represented by the proxy. Attendance at the Annual Meeting will not by itself revoke a proxy.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

PROPOSAL 1
ELECTION OF DIRECTORS
Nominees for Election
Our directors are elected at each annual meeting of stockholders. At the Annual Meeting, eight directors will be elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. The eight nominees receiving the greatest number of votes at the Annual Meeting will be elected.
Each of the nominees set forth below for election as a director is an incumbent director. Edward L. Michael was recommended by a non-management director and was appointed to the Board effective December 14, 2018. Each of the nominees has consented to serve as a director if elected. Unless authority to vote for any director nominee is withheld in a proxy, it is intended that each proxy will be voted FOR each of the nominees. If, before the Annual Meeting, any of the nominees for director should become unable to serve if elected, it is intended that shares represented by proxies will be voted for such substitute nominees, if any, as may be recommended by our existing Board, unless other directions are given in the proxies.

Name of Nominee	Age	Principal Occupation	Director Since
Douglas C. Bryant	61	President and Chief Executive Officer, Quidel Corporation	2009
Kenneth F. Buechler, Ph.D.	65	Founder and former President and Chief Scientific Officer of Biosite, Inc.	2007
Edward L. Michael	62	Managing Partner and Co-Founder of LionBird Ventures	2018
Mary Lake Polan, M.D., Ph.D., M.P.H.	75	Clinical Professor of Obstetrics, Gynecology and Reproductive Sciences, Yale University School of Medicine	1993
Jack W. Schuler	78	Co-founder, Crabtree Partners, LLC, a private investment company	2006
Charles P. Slacik	65	Former Senior Vice President and Chief Financial Officer of Beckman Coulter Inc.	2015
Matthew W. Strobeck, Ph.D.	46	Managing Partner of Birchview Capital	2018
Kenneth J. Widder, M.D.	66	General Partner, LVP Life Science Ventures	2014
Vote Required and Board Recommendation
The nominees for election as directors will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting. Our Board of Directors recommends that the stockholders vote FOR the eight nominees named above for election to the Board of Directors.
Biographical Information
DOUGLAS C. BRYANT was appointed to our Board of Directors in February 2009 and became our President and Chief Executive Officer in March 2009. Prior to joining us, Mr. Bryant served as Executive Vice President and Chief Operating Officer at Luminex Corporation, managing its Bioscience Group, Luminex Molecular Diagnostics (Toronto), manufacturing, R&D, technical operations and commercial operations. From 1983 to 2007, Mr. Bryant held various worldwide commercial operations positions with Abbott Laboratories including, among others: Vice President of Abbott Vascular for Asia/Japan, Vice President of Abbott Molecular Global Commercial Operations and Vice President of Abbott Diagnostics Global Commercial Operations. Earlier in his career with Abbott, Mr. Bryant was Vice President of Diagnostic Operations in Europe, the Middle East and Africa and Vice President of Diagnostic Operations in Asia Pacific. Mr. Bryant has over 30 years of industry experience in sales and marketing, product development, manufacturing and service and support in both the diagnostics and life sciences markets. Mr. Bryant holds a B.A. in Economics from the University of California at Davis.

KENNETH F. BUECHLER, Ph.D. was appointed to our Board of Directors in November 2007. Dr. Buechler was President, Chief Scientific Officer and co-founder of Biosite Inc. From 1988 to 1994, Dr. Buechler was Biosite’s Director of Chemistry. Prior to co-founding Biosite, Dr. Buechler was a senior research scientist for the diagnostics research and development group at Hybritech Incorporated. Dr. Buechler recently served as a director of Sequenom Inc., a life sciences company until its acquisition in September 2016, Astute Medical Inc., a company that develops biomarkers for acute medical conditions until its acquisition in April 2018 and Edico Genome Inc., a DNA sequencing technology company until its acquisition in May 2018. Dr. Buechler received his Ph.D. in biochemistry and his bachelor’s degree in chemistry from Indiana University.
EDWARD L. MICHAEL was appointed to our Board of Directors in December 2018. Mr. Michael is the Managing Partner of LionBird Ventures, a venture capital firm he co-founded in 2012, which focuses on investing in digital health and business services companies.  For nearly 27 years, Mr. Michael held a variety of roles at Abbott Laboratories, including most recently as Executive Vice President, Diagnostic Products and previously in legal, commercial and operational roles in various Abbott divisions. Mr. Michael currently serves on the Board of NeuMoDx, Inc., a privately-held molecular diagnostics company, and the following LionBird portfolio companies: Protenus, Inc. and PhysIQ, Inc. Mr. Michael received his B.A. from Indiana University and a J.D. from Indiana University School of Law.
MARY LAKE POLAN, M.D., Ph.D., M.P.H. was appointed to our Board of Directors in February 1993. Dr. Polan was an Adjunct Professor in the Department of Obstetrics and Gynecology at Columbia University School of Medicine from 2007 to 2014 and then in 2015 rejoined the Department of Obstetrics and Gynecology at Yale University School of Medicine as Clinical Professor. She was a Professor and Chair Emerita of the Department of Gynecology and Obstetrics at Stanford University School of Medicine where she served from 1990 to 2005. Dr. Polan received a B.A. degree from Connecticut College, a Ph.D. in Molecular Biophysics and Biochemistry and an M.D. from Yale University School of Medicine and her Masters in Public Health from the University of California, Berkeley. Dr. Polan remained at Yale New Haven Hospital for her residency in Obstetrics and Gynecology, followed by a Reproductive Endocrine Fellowship. Dr. Polan was on the faculty at Yale University until 1990, when she joined Stanford University. Dr. Polan is a practicing clinical Reproductive Endocrinologist with a research interest in ovarian function and granulosa cell steroidogenesis. More recently, Dr. Polan’s interests have been in the interaction between the immune and endocrine systems: the role of monokines in reproductive events and gene expression in stress urinary incontinence as well as brain activation in human sexual function. Dr. Polan is also currently a director of Motif Biosciences, a clinical-stage biopharmaceutical company, Chembio Diagnostic Systems, Inc., a diagnostics company, and NX Prenatal Inc, a private molecular diagnostics company.
JACK W. SCHULER was appointed to our Board of Directors in February 2006. Mr. Schuler is a co-founder of Crabtree Partners, LLC, a Chicago-based venture capital firm that was formed in 1995. Mr. Schuler currently serves on the Board of Directors of Accelerate Diagnostics, Inc., a medical diagnostics company and Biodesix, a private diagnostic company focused on Oncology. Prior to 1990, Mr. Schuler held various executive positions at Abbott Laboratories, a broad-based healthcare company, from December 1972 through August 1989, most recently serving as President and Chief Operating Officer. Mr. Schuler also recently served on the Board of Directors of Medtronic Inc. from 1990 through 2013, Stericycle, Inc., from 1990 through 2018, and Hansen Medical, Inc., a medical technology company, from 2013 until January 2016. Mr. Schuler holds a B.S. in Mechanical Engineering from Tufts University and an M.B.A. from Stanford University.

CHARLES P. SLACIK was appointed to our Board of Directors in November 2015.  Mr. Slacik has more than 30 years of executive experience in the health care industry, serving most recently as the Senior Vice President and Chief Financial Officer of Beckman Coulter Inc. from October 2006 until its acquisition in June 2011. Mr. Slacik recently served as a Member of the Board and Chair of the Audit Committee of STAAR Surgical Company, a medical device company, from September 2012 through September 2016 and as a Member of the Board and Chair of the Audit Committee at Sequenom, Inc., a life sciences company, from September 2012 until its acquisition in September 2016. Mr. Slacik received his B.S. in Accounting and Finance from the University of Connecticut and is a certified public accountant.

MATTHEW W. STROBECK, Ph.D. was appointed to our Board of Directors in March 2018, effective April 4, 2018.  Dr. Strobeck is currently the Managing Partner of Birchview Capital.  Dr. Strobeck was a Partner and Member of the Management Committee and Advisory Board of Westfield Capital Management from 2008 until 2011, having served as a member of the investment team, specializing in healthcare and life sciences, from May 2003 to June 2008. Dr. Strobeck currently serves on the Boards of Accelerate Diagnostics, a medical diagnostics company; Tepha Inc., a medical device company; Biodesix, a private diagnostic company; and Monteris Medical, a medical device company. Dr. Strobeck received his B.S. from St. Lawrence University, a Ph.D. from the University of Cincinnati, a S.M. from the Harvard University/MIT Health Sciences Technology Program, and an S.M. from the MIT Sloan School of Management.

KENNETH J. WIDDER, M.D. was appointed to our Board of Directors in November 2014. Dr. Widder has more than 30 years of experience working with biomedical companies. He was a General Partner with LVP Life Science Ventures, a venture capital company for biotechnology and medical device start-ups, from 2007 to 2016. Dr. Widder is the Executive Chairman of OrphoMed Inc., a clinical-stage biopharmaceutical company, and Chairman and CEO of Sydnexis, Inc., an opthalmology start-up company. He is also a member of the Board of Directors of Evoke Pharma Inc., a pharmaceutical company. He holds an M.D. from Northwestern University and trained in pathology at Duke University.
Board Leadership Structure and Risk Oversight
The Board of Directors believes that separate individuals should hold the positions of Chair of the Board and Chief Executive Officer, and that the Chair should not be an employee of the Company. Kenneth F. Buechler, Ph.D has served as Quidel's Chair of the Board since 2015. Under our corporate governance principles, the Chair of the Board is responsible for coordinating Board activities, including the scheduling of meetings and executive sessions of the non-employee directors and the relevant agenda items in each case (in consultation with the Chief Executive Officer as appropriate). The Board believes this leadership structure enhances the Board’s oversight of and independence from our management and the ability of the Board to carry out its roles and responsibilities on behalf of our stockholders.
The Company takes a comprehensive approach to risk management. We believe risk can arise in every decision and action taken by the Company, whether strategic or operational. The Company, therefore, seeks to include risk management principles in all of its management processes and in the responsibilities of its employees at every level. Our comprehensive approach is reflected in the reporting processes by which our management provides timely and comprehensive information to the Board to support the Board’s role in oversight, approval and decision-making.
The Board of Directors closely monitors the information it receives from management and provides oversight and guidance to our management team concerning the assessment and management of risk. The Board approves the Company’s high level operating objectives, goals, strategies and policies to set the tone and direction for appropriate risk taking within the business. The Board and its committees then emphasize this tone and direction in its oversight of management’s implementation of the Company’s operating objectives, goals, strategies and policies.
Our senior executives provide the Board and its committees with regular updates about the Company’s strategies and objectives and the risks inherent within them at Board and committee meetings and in regular reports. Board and committee meetings also provide a venue for directors to discuss issues with management. The Board and committees call special meetings when necessary to address specific issues or take specific actions. In addition, our directors have access to Company management at all levels to discuss any matters of interest, including those related to risk. Those members of management most knowledgeable of the issues often attend Board meetings to provide additional insight into items being discussed, including risk exposures.
The Board of Directors has delegated oversight for matters involving certain specific areas of risk exposure to its three standing committees. Each committee generally reports to the Board at regularly scheduled Board meetings, and more frequently if appropriate, with respect to matters and risks for which that committee provides oversight. The specific responsibilities of each of our Board committees are more fully described below under the headings “Audit Committee,” “Compensation Committee” and “Nominating and Corporate Governance Committee.”
Board of Directors Meetings, Committees of the Board and Related Matters
The Board of Directors currently has standing Audit, Compensation, and Nominating and Corporate Governance Committees. The Board held eight meetings, excluding committee meetings, during the year ended December 31, 2018. All directors attended at least 75% of all meetings of the Board and its committees, if any, upon which the directors served during the year ended December 31, 2018. Mr. Michael joined the Board in December 2018. Information about our directors and our Board committees in 2018 follows.

Director Name	Committee
	Audit	Compensation	Nominating and Corporate Governance
Thomas D. Brown(1)		Chair
Douglas C. Bryant
Kenneth F. Buechler, Ph.D.		✓	✓
Edward L. Michael(2)
Mary Lake Polan, M.D., Ph.D., M.P.H.		✓
Jack W. Schuler			✓
Charles P. Slacik	Chair	✓
Matthew W. Strobeck, Ph.D.	✓
Kenneth J. Widder, M.D.	✓		Chair

Number of Committee Meetings Held in 2018:	6	6	2
✓ = Committee Member Chair = Committee Chair

(1)
Mr. Brown is not standing for reelection and will retire from the Board as of the 2019 Annual Meeting. Upon Mr. Brown's retirement, the Board intends to reduce the size of the Board to eight directors and may consider appointing a replacement director thereafter.

(2)	Mr. Michael joined the Board of Directors on December 14, 2018.
Director Independence
Our Board of Directors has determined that each of our directors, with the exception of Mr. Bryant, is independent within the meaning of Nasdaq Marketplace Rule 5605(a)(2) as adopted by The Nasdaq Stock Market LLC (“Nasdaq”), as well as by enhanced independence standards contained in Nasdaq’s rules that relate specifically to audit and compensation committees. Mr. Bryant who serves as our President and Chief Executive Officer is not considered to be independent because of his employment with us.
Audit Committee
The Audit Committee is responsible for assisting the Board of Directors in overseeing our accounting and financial reporting processes and the audits of our consolidated financial statements. In addition, the Audit Committee assists the Board of Directors in its oversight of our compliance with legal and regulatory requirements. Under the Audit Committee’s written charter, the specific duties of the Audit Committee include, among others: monitoring the integrity of our financial process and systems of internal controls regarding finance, accounting and legal compliance; selecting our independent registered public accounting firm; monitoring the independence and performance of our independent registered public accounting firm; and providing an avenue of communication among our independent registered public accounting firm, our management and our Board of Directors. The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to all of our employees and to our independent registered public accounting firm. The Audit Committee also has the ability to retain, at our expense and without further approval of the Board of Directors, special legal, accounting or other consultants or experts that it deems necessary in the performance of its duties.
The Audit Committee has been established in accordance with applicable Nasdaq and Securities and Exchange Commission ("SEC") rules and regulations. Our Board of Directors has also determined that Mr. Slacik qualifies as an “audit committee financial expert” within the meaning of the SEC’s rules and regulations. Information about Mr. Slacik’s past business and educational experience is included below under the caption  “--Director Qualifications” and above under the caption “--Biographical Information.”
Report of the Audit Committee of the Board of Directors
The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the Company's systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018 with management, including a discussion of the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements.

The Audit Committee has discussed and reviewed with our independent registered public accounting firm all matters required to be discussed by the Public Company Accounting Oversight Board (PCAOB) Accounting Standard No. 1301 (Communications with Audit Committees), as may be modified or supplemented. The Audit Committee has met with the independent registered public accounting firm to discuss the overall scope and plans for the independent registered public accounting firm’s audit, the results of its examinations, its evaluations of our internal controls and the overall quality of our accounting and financial reporting. The Audit Committee also discussed with the independent registered public accounting firm the firm's judgments as to the substance and clarity, not just the acceptability, of our accounting principles and financial statement disclosures. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to us is compatible with the independent registered public accounting firm’s independence.
The Audit Committee also reviewed management’s report on its assessment of the effectiveness of our internal control over financial reporting and Ernst & Young LLP’s report on the effectiveness of our internal control over financial reporting.
The Audit Committee has received from the independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and us that might bear on the independent registered public accounting firm’s independence consistent with PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence, and has satisfied itself as to the independent registered public accounting firm’s independence.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018.
Audit Committee
Charles P. Slacik (Chair)
Matthew W. Strobeck, Ph.D.
Kenneth J. Widder, M.D.
This Report of the Audit Committee of the Board of Directors does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any Company filing under the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent the Company specifically incorporates this report.
Independent Registered Public Accounting Firm
Our Audit Committee retained Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2018. Set forth below are the aggregate fees incurred by the Company for audit and other professional services rendered by our independent registered public accounting firm for the fiscal years ended December 31, 2018 and 2017.

	Fiscal Years Ended December 31,
	2018	2017
Audit fees(1)	$1,744,395	$1,351,770
Audit-related fees(2)	—	867,804
Tax fees(3)	7,011	24,225
All other fees	—	—
Total fees	$1,751,406	$2,243,799

(1)
Audit fees represent fees for professional services provided in connection with the audit of our consolidated financial statements, review of quarterly consolidated financial statements, audit of compliance under Section 404 of the Sarbanes-Oxley Act of 2002, accounting consultations, assistance with and review of documents filed with the SEC and services provided in connection with statutory and regulatory filings.

(2)
Audit-related fees consisted primarily of accounting consultations regarding due diligence in connection with the company's acquisition of the Triage and Beckman BNP businesses and application of accounting standards.

(3)	For fiscal years 2018 and 2017, tax fees primarily included tax compliance, tax advice and tax planning fees.

Policy on Audit Committee Pre-approval of Audit and Permissible Non-audit Services
The Audit Committee has the responsibility for appointing, compensating, retaining and overseeing the work of the Company's independent registered public accounting firm. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. In assessing requests for services by our independent registered public accounting firm, the Audit Committee considers whether such services are consistent with the auditor’s independence, whether the independent registered public accounting firm is likely to provide the most effective and efficient service, and whether the service could enhance our ability to manage or control risk or improve audit quality.
All of the audit, audit-related, tax and all other fees provided by Ernst & Young LLP in fiscal years 2018 and 2017 (and as described in the footnotes to the table above) were approved in advance by the Audit Committee.
Review and Approval of Related Party Transactions
Our Audit Committee reviews all relationships, transactions and arrangements in which the Company and any director, nominee for director, officer and greater than 5% beneficial holder of Company stock or any immediate family member of any of the foregoing are participants (“Interested Transactions”) to determine whether such persons have a direct or indirect material interest and whether to approve, disapprove or ratify an Interested Transaction. We have written policies and procedures for monitoring and seeking approval in connection with any Interested Transaction. Our legal and finance departments assist in monitoring Interested Transactions and our Audit Committee reviews, approves (or disapproves) or ratifies Interested Transactions. In considering whether to approve or ratify an Interested Transaction, the Audit Committee takes into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar terms and conditions and the extent of the related person’s interest in the Interested Transaction. In addition, our written policy provides that no director shall participate in any discussion or approval of an Interested Transaction for which he or she is a related party, except that the director shall provide all material information concerning the Interested Transaction to the Audit Committee.
Related Party Transactions
No director, executive officer, nominee for election as a director or any beneficial holder of more than 5% of our outstanding capital stock had any material interest, direct or indirect, in any reportable transaction with us during the 2018 fiscal year or since the commencement of the current fiscal year, or any reportable business relationship with us during such time.
Compensation Committee
The Compensation Committee is responsible for assisting the Board of Directors in discharging its responsibilities regarding the compensation of our employees and directors. Under the Compensation Committee’s written charter, the specific duties of the Compensation Committee include, among other matters: reviewing and approving (or recommending to the Board of Directors for approval) corporate goals and objectives relevant to executive compensation; evaluating our executive officers’ performance in light of such goals and objectives; determining (or recommending to the Board of Directors for determination) the compensation levels of our executive officers based on such evaluations; administering our incentive compensation plans, including our equity-based incentive plans; and making recommendations to our Board of Directors regarding our overall compensation structure, policies and programs. The Compensation Committee also has the ability to retain, at our expense and without further approval of the Board of Directors, compensation consultants and advisors that it deems necessary in the performance of its duties.
Compensation Committee Report
The Compensation Committee of the Board of Directors has reviewed the “Compensation Discussion and Analysis” in this proxy statement, and discussed that analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. This report is provided by the following independent directors, who comprise the Compensation Committee:

Compensation Committee
Thomas D. Brown (Chair)
Kenneth F. Buechler, Ph.D.
Mary Lake Polan, M.D., Ph.D., M.P.H.
Charles P. Slacik
This Compensation Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report.

Compensation Committee Interlocks and Insider Participation
Mr. Brown, Dr. Buechler, Dr. Polan and Mr. Slacik are not current or former officers or employees of ours, and none has engaged in any transaction that would be required to be disclosed in this Proxy Statement by Item 404 of Regulation S-K. There is no relationship that requires disclosure as a compensation committee interlock for purposes of Item 407(e)(4) of Regulation S-K.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for assisting the Board of Directors in identifying qualified individuals to become Board members; recommending the composition of the Board of Directors and its committees; monitoring and assessing the effectiveness of the Board of Directors and its committees; and performing a leadership role in shaping and monitoring our Corporate Governance Guidelines. Under the Nominating and Corporate Governance Committee’s written charter, the specific duties of the Nominating and Corporate Governance Committee include, among other matters: identifying, reviewing and recruiting candidates for the Board of Directors for election to the Board; reviewing director candidates recommended by our stockholders; monitoring the independence of current directors and nominees; recommending to the Board of Directors candidates for election or re-election to the Board at each annual meeting of stockholders; and overseeing the periodic evaluation of the Board, its committees and each of our incumbent directors.
Meetings of Non-management Directors
The non-management members of the Board of Directors regularly meet without any members of management present during regularly scheduled and periodic executive sessions of meetings of the Board of Directors as well as in committee meetings.
Director Nominations
The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating director candidates. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current directors, professional search firms, stockholders or other persons.
Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the Nominating and Corporate Governance Committee will evaluate the prospective nominee in the context of the then-current composition of the Board of Directors and will consider a variety of other factors, including the prospective nominee’s business, technology, medical, scientific, industry, finance and financial reporting experience and other attributes that would be expected to contribute to an effective Board of Directors. The Nominating and Corporate Governance Committee seeks to identify nominees who possess a wide range of experience, skills, and areas of expertise, knowledge and business judgment. Nominees must have the attributes described below under the caption “--Director Qualifications.”
Our Nominating and Corporate Governance Committee will consider stockholder recommendations for directors. A stockholder may propose a person for consideration by the committee by submitting the individual’s name and qualifications to our Corporate Secretary, Quidel Corporation, 12544 High Bluff Drive, Suite 200, San Diego, CA 92130. The Nominating and Corporate Governance Committee will consider each stockholder-recommended candidate in the same manner and under the same criteria used to evaluate all other candidates. As described in our Corporate Governance Guidelines, in evaluating the suitability of individuals to serve as members of our Board of Directors, the Board of Directors and Nominating and Corporate Governance Committee consider a number of factors, including: experience at a policy-making level; strategic thinking; depth of understanding of the Company’s industry, including relevant technology, leadership and objectivity; and a general understanding of marketing, financing and other disciplines relevant to the success of a publicly-traded company and sound principles of corporate governance in today’s business environment. The Board of Directors and the Nominating and Corporate Governance Committee evaluate each individual in the context of Board functions as a whole and in light of the then-current needs of the Board at that point in time, with the objective of providing independent, diversified and effective representation of the interests of our stockholders.
In addition, stockholders who wish to nominate candidates for election to the Board of Directors at any annual meeting must follow the procedures set forth in our bylaws, including providing timely written notice, in proper form, of the intent to make such a nomination. To be timely, the notice must be received within the time frame discussed below in this Proxy Statement under the heading “Stockholder Proposals.” To be in proper form, the notice must, among other matters, include the information specified in our bylaws. These requirements are further described below under the heading “Meeting and Other Information--Stockholder Proposals and Director Nominations” and are detailed in our bylaws.
Director Qualifications
Members of our Board of Directors should possess the highest personal and professional ethics, integrity, judgment and values, and be committed to representing the long-term interests of our stockholders. As described in our Corporate Governance Guidelines, our Board of Directors is particularly interested in maintaining a mix that includes the following attributes:

•	History of superior performance or accomplishments in professional undertakings;

•	Highest personal and professional ethics and values and sound principles of corporate governance in today’s business environment;

•
A depth of understanding of the Company’s industry, including relevant technology, leadership and objectivity and a general understanding of marketing, finance and other disciplines relevant to the success of a publicly-traded company;

•	Diversity of background and personal experience;

•	Fit of abilities and personality with those of current and potential directors in building a Board of Directors that is effective, collegial and responsive to the needs of our business; and

•	Independence and an absence of conflicting time commitments.
We believe our Board members represent a desirable mix of backgrounds, skills and experiences, and they all share the personal attributes of effective directors, which are described above. Below are some of the specific experiences and skills of our current directors:
Douglas C. Bryant. Mr. Bryant is our President and Chief Executive Officer. Mr. Bryant has a background of strong executive experience in the diagnostics industry in the U.S. and internationally. He brings over 30 years of industry experience in sales and marketing, product development, manufacturing and service and support in the diagnostics and life sciences markets. In addition, as our President and Chief Executive Officer, the Board believes it is appropriate for him to be a member of our Board.
Kenneth F. Buechler, Ph.D. Dr. Buechler has extensive experience in the field of diagnostics as a scientist and through his founding of Biosite, Inc. He also has extensive executive leadership and governance experience through his service on the boards of other companies.
Edward L. Michael. Mr. Michael has substantial experience in the diagnostics industry and technology utilized by the Company through his executive leadership positions at Abbott Laboratories.
Mary Lake Polan, M.D., Ph.D., M.P.H. Dr. Polan is a prominent medical clinician, researcher and academician. She has extensive experience in the area of women’s health, which is an important area for us. As a medical doctor, Dr. Polan brings an important practicing physician perspective in evaluating and overseeing the Company’s performance and strategic direction.
Jack W. Schuler. Mr. Schuler has more than 40 years of experience as an executive, director and investor in the healthcare industry. Mr. Schuler has extensive knowledge of the diagnostics industry and technology utilized by the Company. He also has extensive executive leadership and governance experience through his service on the boards of other companies.
Charles P. Slacik. Mr. Slacik has a strong financial background as an executive. He is an audit committee financial expert as a result of his prior professional experience as a Certified Public Accountant, experience as a chief financial officer of a large medical device company and as a former member and chair of an audit committee of another U.S. public company.

Matthew W. Strobeck, Ph.D. Dr. Strobeck has a strong investment banking background and experience investing in and working with healthcare and life sciences companies. Dr. Strobeck currently serves on the boards of various diagnostic and medical device companies.
Kenneth J. Widder, M.D. Dr. Widder has more than 30 years of experience working with biomedical companies. Dr. Widder also has a strong background related to investments in emerging healthcare companies and serves on the boards of several other companies. As a medical doctor, trained in pathology, Dr. Widder provides valuable insight from the perspective of both an executive and that of a physician.
Communications with the Board of Directors
Our stockholders may communicate with our Board of Directors, a committee of our Board of Directors or an individual director by sending a letter addressed to the Board, a committee or a director c/o Corporate Secretary, Quidel Corporation, 12544 High Bluff Drive, Suite 200, San Diego, CA 92130. All communications will be compiled by our Corporate Secretary and forwarded to the Board of Directors, the committee or the director accordingly.
Director Attendance at Annual Meetings
Our Board of Directors has adopted a policy that encourages our directors to attend our annual stockholder meetings. All of our continuing directors attended the 2018 annual meeting of stockholders.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that applies to all our officers, directors and employees. If we grant any waiver, including any implicit waiver, to our principal executive, financial or accounting officers (or persons performing similar functions), we will disclose the nature of such amendment or waiver on our website at www.quidel.com or in a report on Form 8-K in accordance with applicable rules and regulations.
Access to Corporate Governance Documentation and Other Information Available on Our Website
Our Code of Business Conduct and Ethics, the current charters for each of the Audit, Compensation and Nominating and Corporate Governance Committees and the Company’s Corporate Governance Guidelines are accessible via our website at www.quidel.com through the “Investor Relations” link under the heading “Corporate Governance.”

DIRECTOR COMPENSATION
The current compensation and benefit program for non-employee directors is designed to achieve the following goals: compensation should fairly pay directors for work required for a company of our size and scope; compensation should align directors’ interests with the long-term interests of our other stockholders; and the structure of the compensation should be simple, transparent and easy for stockholders to understand. The table below relating to non-employee directors’ compensation includes the following compensation elements:
Annual Cash Retainers
The Chair of the Board of Directors currently receives an annual cash retainer of $92,400. Each of the other non-employee directors receives an annual cash retainer of $40,150.
The Chair of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee receives an additional annual cash retainer of $15,000, $10,000 and $7,500, respectively.
Non-Employee Director Deferred Compensation Program
In December 2010, the Board of Directors adopted a non-employee director deferred compensation program that began in 2011. Participating directors may elect on a yearly basis (for the yearly period between the Company’s annual meetings of stockholders) to receive 50% or 100% of the cash value of the director’s (i) annual retainer fee and (ii) compensation for services as a chair of any of the Board’s standing committees (collectively, the “Covered Fees”) in the form of fully vested, restricted stock units plus an additional premium on such percentage of the Covered Fees, also in the form of additional restricted stock units, which are subject to a one-year vesting requirement (the “Director Premium RSUs”). The additional premium applicable to the Director Premium RSUs shall be determined based on the length of time of the deferral period (between the date of grant and the date the shares of common stock underlying the RSUs are selected to be issued) selected by the participating director as follows: (i) if one (1) year from the date of grant, a premium of 10% on the amount deferred of the Covered Fees; (ii) if two (2) years from the date of grant, a premium of 20% on the amount deferred of the Covered Fees; or (iii) if four (4) years from the date of grant, a premium of 30% on the amount deferred of the Covered Fees. The RSUs are granted under the Company’s 2016 Equity Incentive Plan (the "2016 Plan") or 2018 Equity Incentive Plan (the "2018 Plan") (or applicable successor plan) as of the date of the applicable annual meeting of stockholders, and the number of shares awarded as RSUs is calculated based on the closing price of the Company’s shares on the date of the applicable annual meeting.
The table below illustrates the amount deferred, deferral period and amount of Covered Fees RSUs and Premium RSUs granted to each non-employee director for 2018:

Name	Amount Deferred	Deferral Period	Covered Fees RSUs (#)	Premium RSUs (#)
Thomas D. Brown	100%	2 years	833	166
Kenneth F. Buechler, Ph.D.	100%	2 years	1,535	307
Edward L. Michael	N/A	N/A	N/A	N/A
Mary Lake Polan, M.D., Ph.D., M.P.H.	100%	4 years	667	200
Jack W. Schuler	100%	4 years	667	200
Charles P. Slacik	50%	2 years	458	91
Matthew W. Strobeck, Ph.D	N/A	N/A	N/A	N/A
Kenneth J. Widder, M.D.	100%	4 years	791	237
Periodic Equity Awards
The Board of Directors periodically assesses potential equity awards to non-employee directors. The Board of Directors suspended the automatic grants program in May 2004 on an indefinite basis.
On May 15, 2018, the Board of Directors approved RSU grants with a total valuation of $115,500 for the Chairman of the Board and $100,000 for the remaining non-employee directors. Accordingly, grants were made to each of the Company’s non-employee directors as follows: (i) a grant of 1,919 RSUs to the Chair of the Board (with a fair value based on the closing price of our common stock per RSU on the date of grant) and (ii) a grant of 1,661 RSUs to each of the Company’s non-employee directors (with a fair value based on the closing price of our common stock per RSU on the date of grant). The RSUs vest upon the one-year anniversary of the grant date.

Mr. Michael was appointed to the Company's Board of Directors in December 2018. As part of Mr. Michael's appointment to the Board, the Board of Directors approved a RSU grant with a total valuation of approximately $42,000. Accordingly, a grant was made to Mr. Michael of 834 RSUs (with a fair value based on the closing price of our common stock per RSU on the date of grant), which vests on May 15, 2019.
Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
Thomas D. Brown	50,150	109,931	—	160,081
Kenneth F. Buechler, Ph.D.	92,400	133,938	—	226,338
Edward L. Michael	16,729	41,625	—	58,354
Mary Lake Polan, M.D., Ph.D., M.P.H.	40,150	111,976	—	152,126
Jack W. Schuler	40,150	111,976	—	152,126
Charles P. Slacik	55,150	105,418	—	160,568
Matthew W. Strobeck, Ph.D.	40,150	99,942	—	140,092
Kenneth J. Widder, M.D.	47,650	114,203	—	161,853

(1)	This column reports the amount of Covered Fees, including cash payments and Covered Fees deferred in return for RSUs (Covered Fees RSUs).

(2)
This column represents the grant date fair value with respect to the RSUs and Director Premium RSUs granted in 2018. For additional information on the valuation assumptions with respect to the 2018 Director grants of RSUs, see "--Periodic Equity Awards" above and Note 6 of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018. At December 31, 2018, the aggregate number of restricted stock awards, including RSUs and Premium RSUs, held by each Director was: Mr. Brown 18,022; Dr. Buechler 12,926; Mr. Michael 834; Dr. Polan 11,458; Mr. Schuler 19,392; Mr. Slacik 2,432; Dr. Strobeck 1,661; and Dr. Widder 3,265.

(3)
At December 31, 2018, the aggregate number of option awards held by each Director was: Mr. Brown 36,229; Dr. Buechler 82,071; Dr. Polan 66,278; Mr. Schuler 5,065; Mr. Slacik 16,095; Dr. Strobeck 259; and Dr. Widder 22,440.

2019 Director Compensation
Consistent with the Compensation Committee’s annual review of our director compensation program, the Compensation Committee reviewed the amount of compensation paid to our non-employee directors. In connection with its review of our director compensation program, the Compensation Committee engaged Compensia as its independent compensation consultant and considered Compensia's advice and publicly available director compensation data from the companies in our peer group, as well as other information. Upon the conclusion of this process, the Compensation Committee determined, and recommended to our Board of Directors, an increase in the non-Chair annual Board retainers to $50,000, an increase in committee chair retainers to the following amounts: $20,000 (Audit); $15,000 (Compensation); and $10,000 (Nominating & Corporate Governance); and an increase of the annual equity award target value to $120,000 for the Chair of the Board of Directors and all other non-executive directors to better align with the Company's peer group compensation practices, and it wanted to ensure that the Company would continue to remain competitive in its ability to retain and attract qualified directors.The changes to the compensation paid to our directors was approved by our Board and is to take effect as of the Company's 2019 Annual Meeting of Stockholders.
Director Stock Ownership Guidelines
We believe that each director should have a meaningful equity investment in our Company. Our director stock ownership guidelines were recently revised to increase the ownership threshold to provide that directors are encouraged to own Common Stock equal in value to three times the total annual base compensation for non-employee directors. Directors are expected to acquire and maintain this share ownership threshold within five years of joining the Board of Directors. All directors meet these ownership guidelines or are in compliance with the guidelines by retaining equity awards until compliance is reached.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Throughout this proxy statement, the individuals who served as our Chief Executive Officer and Chief Financial Officer during fiscal year 2018, as well as the other individuals listed in the Summary Compensation Table below, are referred to as the “Named Executive Officers.”
Executive Summary
Most of our compensation decisions are determined in the first few months of our fiscal year, after review of our performance and the performance of our Chief Executive Officer and the other executive officers. We believe the compensation of all of our Named Executive Officers for 2018 aligned well with both our performance in 2018 and the objectives of our executive compensation policies. Our 2018 performance highlights included:

•	Generated $522.3 million in total revenue (88% increase compared to 2017);

•	Generated $126.7 million in Influenza product revenue (18% increase compared to 2017);

•	Reported Cardiac Immunoassay revenue of $266.5 million;

•	Received 510(k) clearance from the FDA for Sofia® 2 Lyme; QuickVue® Influenza A+B; Solana® Bordetella

•	Completed and received CE Mark for Sofia® Quantitative Vitamin D Assay, Sofia® 2 Lyme+ Fluorescent Immunoassay and TriageTrue™ High Sensitivity Troponin I Test;

•	Completed sale leaseback of Summers Ridge facility for $146.6 million; and

•	Reduced debt principal from $422.3 million to $111.7 million.
Overview and Philosophy
The core objectives of our executive compensation program are to (1) support our mission, values and corporate strategies by adopting a “pay for performance” philosophy that provides incentives to our executive officers and employees for support of these core principles; (2) align the interests of management with those of our stockholders; and (3) attract, retain and motivate high quality executives. Towards these objectives, our compensation program is designed with the following principles:

•
Provide an opportunity for the Company to communicate to our executive officers and employees our performance expectations and priorities directly through the selection of performance measures on which compensation is based, and calibrate payouts with achievement of those performance measures;

•	Align pay such that management shares in value created from their efforts, and the Company’s compensation expense is correlated to its profitability and stockholder returns;

•	Balance rewards appropriately between efforts and results;

•	Offer a competitive total compensation opportunity; and

•	Have a significant portion of total compensation paid to our executive officers in equity and dependent upon the achievement of performance goals of the Company.
Our compensation program focuses on both short and long-term results and is composed of three key elements: (1) base salaries, which reflect individual performance and responsibilities; (2) annual cash incentive opportunities, which are a function of the performance of the Company; and (3) longer-term stock-based incentive opportunities under our equity incentive plans, generally in the form of stock options or restricted stock unit grants, which link the interests of senior management with our other stockholders. Each of our compensation elements is designed to simultaneously fulfill one or more of our core objectives.
When setting compensation for 2019 and in determining compensation policies, the Compensation Committee engaged Compensia, Inc. ("Compensia") in May 2018 to advise on the Company's executive compensation programs and took into account the results of the stockholder advisory vote on executive compensation that took place at the 2018 Annual Meeting of Stockholders. In that vote, which was advisory and not binding, our stockholders approved the compensation of our Named Executive Officers as disclosed in the Proxy Statement for the 2018 Annual Meeting of Stockholders with over 99% of votes cast in favor of the compensation of our Named Executive Officers. The Compensation Committee considered the advice of Compensia and continued to apply the same general compensation principles and philosophy, while making some adjustments to the Company's compensation programs. We currently hold annual advisory votes on executive compensation.
Administration
The Compensation Committee of the Board of Directors administers the Company’s executive compensation programs and approves (or recommends to the Board of Directors for approval) salaries of all executive officers, including those of the senior executive officers named in the Summary Compensation Table. The Compensation Committee is responsible for reporting to the Board of Directors and administering all other elements of executive compensation, including annual cash incentive and equity awards.
Compensation Plan Design and Key Elements Used to Achieve Compensation Objectives
The cash components of salary and annual incentive bonus are targeted to be moderate, yet competitive in relation to salaries and annual incentive bonuses paid to officers in similar positions in comparable companies.
Our 2018 and 2019 long-term equity incentive programs for our Named Executive Officers included incentive stock-based awards in the form of both non-qualified stock options, time-based restricted stock units and performance-based restricted stock units. The vesting for the non-qualified stock option awards is over a four-year period with 50% vesting on the second anniversary of the grant date and the remainder vesting 25% annually thereafter. The stock options have an exercise price equal to the closing price of the Company’s common stock on the date of grant. The vesting for the time-based restricted stock units is 100% on the four-year anniversary of the grant date. The vesting for the performance-based restricted stock units are over a three-year time period and for 2018 are tied to the achievement of net revenue growth targets, subject to certain adjustments such as acquisition or divestiture events and for 2019 are tied to the achievement of net revenue growth and EBITDA targets, subject to certain adjustments for the acquisition or divestiture events and timing of new product launches.
The Compensation Committee engaged Compensia to conduct a review of the competitiveness of the Company’s executive compensation programs in 2018 in connection with determining the Company's 2019 executive compensation programs and has previously engaged third-party compensation consultants to review competitiveness of base salaries, short-term cash incentives, and both short-term and long-term equity incentive programs. Our executive compensation program design builds on the analysis and direction of these consultants, taking into account data from the annual Radford Global Life Sciences Survey and incorporates review of comparative groups of publicly-traded companies with similar revenue and employee population profiles. The Radford Global Life Sciences Survey provides data from participating companies with respect to their compensation practices in numerous areas and with respect to various positions, including senior management positions. The companies in our public company peer group were selected based on various factors, including industry, market capitalization, revenues and number of employees.
For 2018, the Compensation Committee determined the peer group as follows, including adding the new peers identified below:

Abaxis, Inc.	Merit Medical Systems, Inc.
Bio-Techne Corporation (New)	Myriad Genetics, Inc. (New)
Dex Com, Inc. (New)	Natus Medical Incorporated
Exact Sciences Corporation	Neogen Corporation (New)
Genomic Health, Inc.	NeoGenomics, Inc. (New)
Haemonetics Corporation (New)	Orasure Technologies, Inc.
Luminex Corporation
For 2019, the Compensation Committee determined the peer group as follows, including adding the new peers identified below:

Bio-Techne Corporation	Luminex Corporation
BioTelemtry, Inc. (New)	Merit Medical Systems, Inc.
CryoLife, Inc. (New)	Natus Medical Incorporated
DexCom, Inc.	Neogen Corporation
Emergent BioSolutions Inc. (New)	NeoGenomics, Inc.
Exact Sciences Corporation	Nevro Corporation (New)
Genomic Health, Inc.	OraSure Technologies, Inc.
Globus Medical, Inc. (New)	Orthofix International N.V. (New)
Insulet Corporation (New)	Penumbra, Inc. (New)
Intrexon Corporation (New)	Tesaro, Inc. (New)
Ironwood Pharmaceuticals, Inc.
Abaxis, Inc., Haemonetics Corporation and Myriad Genetics, Inc., were removed from our peer group for 2019 due to recent acquisition or poor size compatibility.

Our Compensation Committee utilizes management (and from time to time independent compensation consultants, such as Compensia in 2018) to gather market data and provide analyses of our peers' compensation programs. The Compensation Committee does not have a philosophy of setting compensation based on specific formulaic benchmarking comparisons, but it does take into account the guidance of compensation consultants and reviews peer group data and the Radford Global Life Sciences Survey data in setting moderate, yet competitive compensation.
Since 2017, our Compensation Committee has continued to more evenly allocate the equity incentive awards between stock options and restricted stock units, with 50% of the number of shares awarded provided in the form of non-qualified stock options and 50% of the number of equity incentive shares awarded in the form of restricted stock units. In addition, our Compensation Committee determined it would be in the interest of stockholders to evenly split the number of restricted stock units between time-based restricted stock units and performance-based restricted stock units in 2017, 2018 and 2019.
Base Salary
Base salaries are reviewed annually and are targeted to be moderate, yet competitive in relation to salaries paid to officers in similar positions in comparable companies. With the exception of the Chief Executive Officer, whose performance is reviewed directly by the Board of Directors, performance of all other executive officers is reviewed through regular conversations on goals and achievement with the Chief Executive Officer in consultation with the Compensation Committee (and/or the Board of Directors).
In 2018, in connection with the setting of the base salaries of our executive officers, the Compensation Committee considered peer group analysis and also examined survey data for executives with similar responsibilities in comparable companies in the medical device/diagnostics and biotechnology industries, using a custom report from the 2018 Radford Global Life Sciences Survey data based on companies with a similar number of employees compared to our company. The base salaries of each of our executive officers were set taking into account comparable data for salaries relevant for their positions, and then modified to further take into account our executive officers’ experience and skills.
Annual Cash Incentive Awards
Our annual cash incentive program provides the potential for receipt of competitive levels of annual incentive cash compensation and is designed to reward senior management for their contributions to annual corporate objectives. Under our annual cash incentive program, each participating officer is entitled to receive a cash bonus based on achievement of certain corporate goals in the particular fiscal year. Goals and payouts are calibrated to strike the appropriate balance between being reasonably achievable, and thereby motivating executives, while targeting improved performance. The balance is intended to result in the Company receiving an appropriate return on its annual incentive investment. The corporate performance goals are selected to require sustained performance and results from senior management. Each eligible executive’s potential annual award under the annual cash incentive program is expressed as a percentage of base salary during the fiscal year.
In January 2018, the Compensation Committee approved the 2018 Executive Incentive Compensation Plan (the “2018 Cash Incentive Plan”). For 2018, the Compensation Committee determined it was appropriate to streamline the incentive targets to a limited set of key components. Similar to prior plans, the 2018 Cash Incentive Plan was designed to encourage improved performance in objectives not related to the intensity of the influenza season and by doing so was designed to improve long-term performance and results for the Company and its stockholders.
Consistent with prior years, the target bonus for the 2018 Cash Incentive Plan was 125% of annual base salary for our Chief Executive Officer and 75% of annual base salary for other executive officers. Consistent with 2017, the 2018 Cash Incentive Plan provides for a maximum bonus of 175% of annual base salary for our Chief Executive Officer and 100% of annual base salary for our other executive officers.
The 2018 Cash Incentive Plan consisted of the following three components: (1) revenue performance; (2) EBITDA; and (3) integration targets (synergies and sale/leaseback transaction for the Summers Ridge property). Each component of the 2018 Cash Incentive Plan includes targets at minimum, plan/target and maximum payout with the exception of the sale/leaseback transaction target. The minimum targets serve as the threshold level of performance upon which the incentive pool would begin to fund for that component. Achievement of the components at plan/target will earn the target cash incentive opportunity. Payouts are calculated along a linear continuum from minimum to plan/target and from plan/target to maximum with the maximum target serving as the point at which the management team will earn the highest possible cash incentive opportunity. The minimum target must be met in order for a portion of the bonus to be paid relative to any one of the three components and each component will be measured separately. The Compensation Committee may adjust the targets to take into account acquisitions, divestitures and the variability in severity of the influenza season (so that management is not rewarded or penalized for factors outside management’s control).

The following table represents the threshold, target and maximum bonus for each of the Company’s Named Executive Officers as a percent of such employee’s annual base salary for the 2018 Cash Incentive Plan:

Executive Officer	Threshold	Plan/Target	Maximum
Douglas C. Bryant	59.4%	125%	175%
President and CEO
Randall J. Steward	35.6%	75%	100%
Chief Financial Officer
Robert J. Bujarski	35.6%	75%	100%
SVP, Business Development and General Counsel
Werner Kroll, Ph.D.	35.6%	75%	100%
SVP, Research and Development
Michael D. Abney	35.6%	75%	100%
SVP, Distribution
Bonus payouts to our executive officers for 2018 were based 40% on achievement of revenue performance; 40% on EBITDA goals; 15% on achievement of synergy targets; and 5% on achievement of the sale/leaseback target.
On February 4, 2019, the Compensation Committee approved payout, effective February 15, 2019, to executive officers under the 2018 Cash Incentive Plan for achievement of financial goals at 120% of target for the CEO and 116% for other executive officers. Achievement of the financial goals, on an acquisition adjusted basis, was based on achievement of (i) revenue performance at 47% of a possible 40% for the CEO and 46% of a possible 40% for other executive officers, (ii) EBITDA target at 47% of a possible 40%, for the CEO and 46% out of a possible 40% for other executive officers, and (iii) achievement of integration targets (synergies) at 21% of a possible 15% for the CEO and 20% out of a possible 15% for other executive officers, and (iv) 5% of a possible 5% for the CEO and other executive officers for the completion of the sale/leaseback transaction for the Summers Ridge Property. The difference in achievement percentages for CEO payouts compared to other executive officers was based on the CEO's higher bonus target percentages. The bonuses earned by Mr. Bryant, Mr. Steward, Mr. Bujarski, Dr. Kroll and Mr. Abney were $888,137, $336,089, $334,029, $333,349 and $316,126, respectively.
In February 2019, the Compensation Committee approved the 2019 Executive Incentive Compensation Plan (the “2019 Cash Incentive Plan”). Similar to the 2018 Cash Incentive Plan, the 2019 Cash Incentive Plan was designed to encourage improved performance in objectives not related to the intensity of the influenza season and by doing so, was designed to improve long-term performance and results for the Company and its stockholders. The 2019 Cash Incentive Plan consists of the following three components: (1) revenue performance; (2) EBITDA; and (3) integration cost synergy targets. Each component of the 2019 Cash Incentive Plan includes targets at minimum, plan/target and maximum payout. The minimum targets serve as the threshold level of performance upon which the incentive pool will begin to fund for that component. Achievement of the components at plan/target will earn the target cash incentive opportunity. Payouts will be calculated along a linear continuum from minimum to plan/target and from plan/target to maximum with the maximum target serving as the point at which the management team will earn the highest possible cash incentive opportunity. The minimum target must be met in order for a portion of the bonus to be paid relative to any one of the three components and each component will be measured separately. The Compensation Committee may adjust the targets to take into account acquisitions and divestitures (so that management is not rewarded or penalized for factors outside management’s control) and retains the right to exercise discretion in modifying amounts awarded to take into account significant events that were not contemplated under the plan.

The following table represents the threshold, target and maximum bonus for each of the Company’s Named Executive Officers as a percent of such employee’s annual base salary for the 2019 Cash Incentive Plan:

Executive Officer	Threshold	Target	Maximum
Douglas C. Bryant	57.5%	115%	175%
President and CEO
Randall J. Steward	37.5%	75%	100%
Chief Financial Officer
Robert J. Bujarski	37.5%	75%	100%
SVP, Business Development and General Counsel
Werner Kroll, Ph.D.	37.5%	75%	100%
SVP, Research and Development
Michael D. Abney	37.5%	75%	100%
SVP, Distribution
Bonus payouts to our executive officers for the 2019 Cash Incentive Plan will be based 45% on achievement of revenue performance; 40% on EBITDA goals; and 15% on achievement of integration cost synergy targets.
Deferred Bonus Program
Each of the above officers are eligible to elect to participate in the Company’s Employee Deferred Bonus Compensation Program (the “Employee Deferred Program”) with respect to any payments received under the 2018 and 2019 Cash Incentive Plans and future cash incentive plans. Under the Employee Deferred Program, electing officers could elect to receive 50% or 100% of the cash value of his or her annual cash bonus (the “Covered Bonus”) (payable (if applicable) per the terms and conditions of the 2018 and 2019 Cash Incentive Plans) in the form of fully vested, restricted stock units (the “Converted RSUs”) plus an additional premium on such percentage of the Covered Bonus in the form of additional restricted stock units, which are subject to a one-year vesting requirement (the “Premium RSUs”). The additional premium applicable to the Premium RSUs will be determined based on the length of time of the deferral period (between the date of grant and the date the shares of common stock underlying the Converted RSUs are selected to be issued) selected by the participating employee as follows: (i) if one (1) year from the date of grant, a premium of 10% on the amount deferred of the Covered Bonus; (ii) if two (2) years from the date of grant, a premium of 20% on the amount deferred of the Covered Bonus; or (iii) if four (4) years from the date of grant, a premium of 30% on the amount deferred of the Covered Bonus.
Elections for the Employee Deferred Program for 2018 and 2019, which are irrevocable, were made by the following executive officers:

Executive Officer	2018		2019
	Amount Deferred	Deferral Period	Amount Deferred	Deferral Period
Douglas C. Bryant	50%	4 years	-	-
President and CEO
Randall J. Steward	50%	1 year	-	-
Chief Financial Officer
Robert J. Bujarski	50%	4 years	50%	4 years
SVP, Business Development and General Counsel
Werner Kroll, Ph.D.	50%	4 years	50%	2 years
SVP, Research and Development
The Converted RSUs will be fully vested on the grant date. The Premium RSUs will be fully vested on the first anniversary of the grant date. Subject to the terms and conditions in the grant award agreement, the issuance of the shares of common stock underlying Converted RSUs will be issued as soon as administratively practicable after the earliest of: (1) the end of the deferral period selected by the participating employee, (2) the participating employee’s separation from service to the Company, and (3) a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company (a “Change in Control”). The shares of common stock underlying the Premium RSUs will have the same applicable issuance periods as outlined in the foregoing sentence for Converted RSUs with acceleration of the one-year vesting requirement in connection with a Change in Control, provided, however, that if a participating employee’s service is terminated for any reason (outside of a Change in Control) prior to the one-year vesting requirement, the Premium RSUs shall be forfeited and canceled as of the date of such termination of service.
Longer-Term Equity Incentive Awards
Longer-term equity-based incentive awards in the form of stock options and/or restricted stock units are intended to align the interests of management with those of the Company’s other stockholders and promote retention of our executives by using continued service, and in the case of certain awards, the achievement of specified performance levels, as a requirement to receive the value of the awards. The number of stock options and/or shares of restricted stock units granted is related to the individual’s level of responsibility and allows executives to share in the value they help create. Generally, the Compensation Committee does not consider an executive’s stock holdings or outstanding equity awards in determining the number of equity awards to be granted; however, the Compensation Committee does take into consideration the total number of outstanding shares of our common stock, the relative dilution to stockholders, as well as our gross equity burn rate, issued equity overhang and total equity overhang in determining the number of equity awards to be granted. The Compensation Committee believes that the Company’s executive officers should be fairly compensated each year relative to market pay levels of the Company’s peer group. The Compensation Committee views longer-term equity incentives as a primary compensation means for retaining executives.
Our 2018 long-term equity incentive program for our Named Executive Officers included incentive stock-based awards in the form of both non-qualified stock options, time-based restricted stock units and performance-based restricted stock units. The vesting for the non-qualified stock option awards is over a four-year period with 50% vesting on the second anniversary of the grant date and the remainder vesting 25% annually thereafter. The stock options have an exercise price equal to the closing price of the Company’s common stock on the date of grant. Consistent with the 2017 equity incentive awards, the Compensation Committee determined to weight the number of shares awarded for the long-term incentive award between stock options and restricted stock units, which the Compensation Committee believes is in alignment with peer group practices. In 2018, 50% of the equity incentive award shares were provided in the form of non-qualified stock options and 50% of the equity award shares were provided in the form of restricted stock units. The number of restricted stock units were divided equally between time-vested restricted stock units and performance-based restricted stock units. The vesting for the time-based restricted stock units is 100% on the four-year anniversary of the grant date. The vesting for the performance-based restricted stock units is over a three-year time period and is tied to the achievement of net revenue growth targets, as adjusted for the financial impact of merger, acquisition and divestiture activities.
In 2018, Mr. Bryant, Mr. Steward, Mr. Bujarski, Dr. Kroll and Mr. Abney were awarded non-qualified stock options, time-based restricted stock units, and performance-based restricted stock units, including retention awards for Dr. Kroll and Mr. Abney, as follows:

Executive Officer	Dollar Value of Aggregate Award	Number of Options/Time Based Restricted Stock Units (RSUs)/performance-based restricted stock units (PSUs)
Douglas C. Bryant	$1,799,998	13,819 RSUs
President and CEO		13,818 PSUs
		27,637 Options
Randall Steward	$624,987	4,798 RSUs
Chief Financial Officer		4,798 PSUs
		9,596 Options
Robert J. Bujarski	$599,978	4,606 RSUs
SVP, Business Development and General Counsel		4,606 PSUs
		9,212 Options
Werner Kroll, Ph.D.	$799,859	7,576 RSUs
SVP, Research and Development		4,606 PSUs
		12,182 Options
Michael D. Abney	$799,859	7,576 RSUs
SVP, Distribution		4,606 PSUs
		12,182 Options

Our 2019 long-term equity incentive program for our Named Executive Officers includes incentive stock-based awards in the form of non-qualified stock options, time-based restricted stock units and performance-based restricted stock units similar to the 2018 program, with the exception that the performance requirements include EBITDA targets as well as net revenue growth targets and the net revenue growth and EBITDA targets may be adjusted based on the timing of new product launches in addition as well as for future acquisition or divestiture events.
Equity Ownership Guidelines
To further align the interests of our directors and executives with those of our other stockholders, the Board of Directors has adopted share ownership guidelines. Under these guidelines, each non-employee director, the Chief Executive Officer, each Senior Vice President and each Vice President is required to retain and hold 50% of the shares acquired under any equity incentive award granted on or after March 19, 2004 (after subtracting shares sold to pay for option exercise costs, and relevant federal and state taxes which are assumed to be at the highest marginal tax rates). The foregoing share retention rule applies unless such director or officer beneficially owns shares with a value at or in excess of the following share ownership guidelines:

•	Chief Executive Officer — 3 times then-current annual base salary,

•	Senior Vice Presidents — 2 times then-current annual base salary,

•	Vice Presidents — 1 times then-current annual base salary, and

•	Non-employee directors — 3 times then-current annual cash retainer.
The value of an individual’s shares for purposes of the share ownership guidelines is deemed to be the greater of the then-current fair market value of the stock, or the individual’s cost basis in the stock. Shares counted in calculating the share ownership guidelines include shares beneficially owned outright, whether from open market purchases, purchases through the Company’s Employee Stock Purchase Plan, shares retained after option exercises, shares of restricted stock that have no further restrictions remaining, and vested restricted stock units. In addition, in the case of vested, unexercised, in-the-money stock options, the in-the-money value of the stock options will be included in the share ownership guidelines calculation. Individuals have five years from their election, hire or promotion to satisfy the share ownership guidelines. All officers and directors (with the exception of one Vice President) meet these ownership guidelines or are in compliance with the guidelines for retaining equity awards until compliance is reached.
Restrictions on Trading Securities (Including Hedging and Pledging)
We have an insider trading policy that prohibits employees and directors from engaging in speculative transactions involving our securities. Accordingly, hedging transactions involving our securities, including, but not limited to purchase of stock on margin, short sales, buying or selling puts or calls, and any other similar transactions or arrangements that have an economic consequence of establishing downside price protection are prohibited. Our insider trading policy also prohibits officers and directors from pledging stock, subject to special Board approval. No special approvals have been provided to allow any current officer or director to pledge stock.
Pay Recoupment Policy
The 2018 and 2019 Cash Incentive Plans contain provisions providing for pay recoupment in compliance with applicable legislation and regulation. The Board expects to enact a pay recoupment policy when the regulations mandated by the Dodd-Frank Act are implemented by the SEC. At a minimum, the policy will comply with the Dodd-Frank Act and related regulations as may be applicable.
Employment and Severance Agreements
We have entered into change of control agreements with each of our executive officers in order to foster their objectivity in making decisions with respect to any pending or threatened change in control transaction and to alleviate certain risks and uncertainties with regard to our executive officers’ financial and professional security that might be created by a pending or threatened change in control transaction. The details of the change in control agreements and any employment or severance arrangements entered into with our executive officers are provided under the caption “Employment, Change in Control and Severance Arrangements” below in this Proxy Statement.
Tax Deductibility of Compensation
In general, Section 162(m) of the U.S. tax code denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1,000,000 per year per person to the executives designated as "covered employees" in Section 162(m) of the Code (generally, the Company's chief executive officer, principal financial officer and its three highest paid executive officers other than its principal financial officer). The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered employees in excess of $1,000,000 will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. The $1,000,000 compensation limit was also expanded to apply to executives who were covered employees in years other than the then-current taxable year.
Prior to the repeal of Section 162(m)’s performance-based exemption and the expanded definition of covered employees, we in general sought to structure our compensation programs in a manner intended to avoid deduction limitations under Section 162(m), although our Compensation Committee reserved the right to provide compensation (such as base salary and time-based vesting RSUs) if, in its judgment, such payments were necessary to achieve our compensation objectives and in the best interests of the Company and its stockholders. However, despite the Compensation Committee’s efforts to structure certain compensation elements in a manner intended to be exempt from Section 162(m) and therefore not subject to its deduction limits, interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the control of the Compensation Committee, may affect deductibility of compensation. No assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will or that compensation paid to our executive officers who are covered by Section 162(m) intended to be deductible will be deductible in the future.
While we will continue to consider the tax effect (including with respect to the expected lack of deductibility under amended Section 162(m)) of compensation decisions, the principal consideration behind our selection of components of executive compensation continues to be whether the component can facilitate achievement of our executive compensation program objectives. In this regard, for 2019, we have not made any changes to the basic structure of our executive compensation program.
Stock Option Grant Practices
As described above, the Company uses stock options as part of its overall compensation program. The stock option awards provide individuals with the right to purchase a specified number of shares of the Company’s stock at a specific price. The Company sets the exercise price of the stock options that it awards at or above the closing price of the Company’s stock on the grant date. Accordingly, the option grant will have value to the individual only if he or she continues in our service during the vesting period and then generally only if and to the extent that the market price of the underlying shares of common stock appreciates over the option term.
Awards of equity-based compensation to our executive officers, such as options, are determined and approved by the Board of Directors or the Compensation Committee. Equity grants are typically made at the time of hire for executives and then annually as part of the overall executive compensation review. The specific terms of the awards are determined based on the position of the individual in the organization and as part of the applicable annual equity incentive program.
New hire grants are approved by the Board of Directors or the Compensation Committee when the executive’s hire is approved, with the actual option grant issued on the first date of employment and the exercise price of such options being set at the closing price of the Company’s common stock on that date. Annual performance grants made as part of the overall executive compensation program are generally made as of the date of Board or Compensation Committee approval. This typically occurs prior to the end of the first quarter, with grants effective on the date of Board or Compensation Committee approval and at a price at or above the closing price on the grant date.
Perquisites and Other Benefits
The Compensation Committee believes that the Named Executive Officers should participate in the same benefit programs as the Company’s other employees and that special executive perquisites should be minimal. Consistent with this philosophy, the Named Executive Officers participate in the Company’s employee benefit plans on the same terms as other employees. These plans include medical and dental insurance, disability coverage, life insurance, the employee stock purchase plan and the 401(k) Plan.
Compensation of the Chief Executive Officer
Our Chief Executive Officer participates in the same executive compensation program provided to our other executive officers and senior management as described above. The Compensation Committee’s approach to setting compensation for the Chief Executive Officer is to be competitive with comparable companies and to have a significant portion of total compensation depend upon the achievement of performance goals for the Company.
In February 2018, the Compensation Committee approved an increase in the annual base salary for Mr. Bryant from $574,846 to $592,091. As described above, the Compensation Committee approved payout, effective February 15, 2019, under the 2018 Cash Incentive Plan for combined achievement of revenue performance, EBITDA goals and integration targets (synergies) at

120% of target, and accordingly, Mr. Bryant earned a payout of $888,137. As discussed above under the caption “--Longer-Term Equity Incentive Awards,” in 2018, Mr. Bryant was also awarded 13,819 time-based restricted stock units, 13,818 performance-based restricted stock units, and 27,637 non-qualified stock options.
Compensation of the Other Named Executive Officers
In February 2018, the Compensation Committee approved an increase in the base salaries of Mr. Steward, Mr. Bujarski, Dr. Kroll and Mr. Abney. Base salaries were approved as follows:

Executive Officer	Prior Base Salary	2018 Base Salary
Randall J. Steward	$375,058	$386,309
Chief Financial Officer
Robert J. Bujarski	$372,759	$383,941
SVP, Business Development and General Counsel
Werner Kroll, Ph.D.	$372,000	$383,160
SVP, Research and Development
Michael D. Abney	$352,780	$363,363
SVP, Distribution
As described above, the Compensation Committee approved payout, effective February 15, 2019, under the 2018 Cash Incentive Plan for combined achievement of revenue performance, EBITDA goals and integration targets (synergies) at 116% of target for non-CEO executive officers, and, accordingly, Mr. Steward, Mr. Bujarski, Dr. Kroll and Mr. Abney earned a payout of $336,089, $334,029, $333,349 and $316,126, respectively.
As discussed above under the caption “--Longer-Term Equity Incentive Awards,” in 2018, Mr. Steward, Mr. Bujarski, Dr. Kroll and Mr. Abney were awarded shares of time-based and performance-based restricted stock units and non-qualified stock options.

CEO Pay Ratio Disclosure
We are providing the following information regarding the relationship of the annual total compensation of our CEO and that of our “median employee,” as required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K. The pay ratio information provided below is a reasonable estimate calculated in a manner consistent with these pay ratio disclosure rules.
For our 2018 fiscal year:

•	The estimated median of the annual total compensation of all of our employees, excluding the CEO, was $72,795;

•	The annual total compensation of our CEO, as reported in the Summary Compensation Table below, was $3,421,307; and

•	The ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was estimated to be 47 to 1.
In determining the pay ratio information provided above, we first identified our “median employee” for the 2018 fiscal year by using the following methodology, as permitted by the SEC’s pay ratio disclosure rules:

•
We selected December 31, 2018 as the date upon which we would identify our employee population and median employee, and, from our tax and payroll records, we compiled a list of 1,211 total full-time, part-time, temporary and seasonal employees who were employed on that date. As a result of the acquisition of the Triage and BNP businesses during the fourth quarter of 2017, we have elected to recalculate our median compensation to include all employees as of our 2018 fiscal year end date to provide a more accurate calculation.

•
We used total cash compensation during the 2018 fiscal year as a consistently applied compensation measure to identify our median employee from the employees on the list. For this purpose, we define total cash compensation as base wages. We did not include incentive cash compensation as our compensation program does not extend throughout the organization and would therefor not be expected to impact the determination of the median employee.

Once our median employee was identified in the manner described above, we calculated the annual total compensation of the median employee using the same methodology that we used to determine the annual total compensation of the CEO, as reported in the Summary Compensation Table below.
It should be noted that the SEC’s pay ratio disclosure rules provide reporting companies with a great deal of flexibility in determining the methodology used to identify the median employee and the pay ratio. As such, our methodology may differ materially from the methodology used by other companies to prepare their pay ratio disclosures, which may contribute to a lack of comparability between our pay ratio and the pay ratio reported by other companies, including those within our industry.

Summary Compensation Table
The following table sets forth information relating to fiscal years 2018, 2017 and 2016 compensation of our Chief Executive Officer, Chief Financial Officer and three other most highly paid persons serving as executive officers as of December 31, 2018.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non- Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Douglas C. Bryant	2018	589,438	1,415,797	517,365	888,137	10,570	3,421,307
President and CEO	2017	574,846	853,719	346,266	797,599	11,118	2,583,548
	2016	558,846	256,010	549,005	391,192	10,014	1,765,067
Randall J. Steward	2018	384,578	462,117	179,637	336,089	10,834	1,373,255
Chief Financial Officer	2017	375,058	320,142	129,849	306,610	12,702	1,144,361
	2016	365,058	82,221	228,753	153,324	12,702	842,058
Robert J. Bujarski	2018	382,221	477,587	172,449	334,029	10,834	1,377,120
SVP, Business Development and General Counsel	2017	372,759	302,351	122,633	304,730	9,030	1,111,503
	2016	362,759	96,851	205,873	152,359	9,030	826,872
Werner Kroll, Ph.D.	2018	381,443	619,641	230,215	333,349	10,834	1,575,482
SVP, Research and Development	2017	372,000	302,351	122,633	304,110	12,702	1,113,796
	2016	350,127	96,036	205,873	147,053	11,046	810,135
Michael D. Abney	2018	361,735	569,643	230,215	316,126	10,834	1,488,553
SVP, Distribution

(1)	The amounts shown reflects the base salary compensation earned for the executive officers during 2018.

(2)
This column represents the grant date fair value of service-based and performance-based restricted stock awards granted during fiscal years 2018, 2017 and 2016 as well as (i) for 2016, the Premium RSUs associated with the 2016 Employee Deferred Bonus Compensation Program; and (ii) for 2018, the Premium RSUs associated with the 2018 Employee Deferred Bonus Compensation Program as described in Note (1) in the Nonqualified Deferred Compensation table. For the year ended December 31, 2017, the deferred bonus compensation program was suspended temporarily by the Board. Restricted stock awards are valued based on the closing share price on the date of grant. For additional information with respect to the 2018 grants, refer to Note 6 of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC. See the “Grants of Plan-Based Awards in Fiscal Year 2018” table for information on stock awards granted in 2018.

(3)
This column represents the grant date fair value of stock options granted during fiscal years 2018, 2017 and 2016. The grant date fair value of option awards is determined using the Black-Scholes option pricing model. For additional information on the valuation assumptions with respect to the 2018 grants, refer to Note 6 of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018. See the “Grants of Plan-Based Awards in Fiscal Year 2018” Table for information on options granted in 2018.

(4)
This column represents the approved awards to each executive officer under the 2018 Cash Incentive Plan, the 2017 Cash Incentive Plan and the 2016 Cash Incentive Plan. Each executive officer could also elect to participate in the 2018 Employee Deferred Bonus Compensation Program and the 2016 Employee Deferred Bonus Compensation Program with respect to any payments received under the 2018 Cash Incentive Plan and the 2016 Cash Incentive Plan, respectively. The cash bonus under the 2018 Cash Incentive Plan was paid in early 2019. The cash component of the bonus under the 2017 Cash Incentive Plan was paid out in early 2018. The cash component of the bonus under the 2016 Cash Incentive Plan was paid out in early 2017. For 2016 and 2018, the amounts shown are inclusive of the cash component and deferred Covered Bonus component of the electing officers’ award, but do not include the Premium RSUs component which is included as a component of the amounts in the “Stock Awards” column.

(5)
During the year ended December 31, 2018, (a) we made contributions under our 401(k) Plan for Mr. Bryant, Mr. Steward, Mr. Bujarski, Dr. Kroll and Mr. Abney and (b) we funded a group term life insurance plan providing life insurance in an amount equal to two times the executive officer’s annual salary, a benefit that is provided to all employees. Amounts related to contributions under our 401(k) Plan, life insurance and other compensation for Mr. Bryant, Mr. Steward, Mr. Bujarski, Dr. Kroll and Mr. Abney were as follows:

Components of All Other Compensation

	401(k) Contributions ($)	Other ($)
Douglas C. Bryant	9,250	1,320
Randall J. Steward	9,250	1,584
Robert J. Bujarski	9,250	1,584
Werner Kroll, Ph.D.	9,250	1,584
Michael D. Abney	9,250	1,584

Grants of Plan-Based Awards in Fiscal Year 2018
The following table sets forth all plan-based awards granted to our Named Executive Officers during fiscal year 2018.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock (#)(3)	All Other Option Awards: Number of Securities Underlying Options: (#)(4)	Exercise or Base Price of Option Awards ($/sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Douglas C. Bryant	1/16/2018	—	—	—	—	13,818	—	13,819	27,637	46.41	1,799,998
	1/16/2018(1)	351,554	740,114	1,036,159	—	—	—	—	—	—	—
	12/30/2018	—	—	—	—	—	—	9,501	—	—	577,186
Randall J. Steward	1/16/2018	—	—	—	—	4,798	—	4,798	9,596	46.41	624,987
	1/16/2018(1)	137,623	289,732	386,309	—	—	—	—	—	—	—
	12/30/2018	—	—	—	—	—	—	3,042	—	—	184,802
Robert J. Bujarski	1/16/2018	—	—	—	—	4,606	—	4,606	9,212	46.41	599,978
	1/16/2018(1)	136,779	287,956	383,941	—	—	—	—	—	—	—
	12/30/2018	—	—	—	—	—	—	3,573	—	—	217,060
Werner Kroll, Ph.D.	1/16/2018	—	—	—	—	4,606	—	4,606	9,212	46.41	599,978
	1/16/2018(1)	136,501	287,370	383,160	—	—	—	—	—	—	—
	1/29/2018	—	—	—	—	—	—	2,970	2,970	47.85	199,881
	12/30/2018	—	—	—	—	—	—	3,566	—	—	216,635
Michael D. Abney	1/16/2018	—	—	—	—	4,606	—	4,606	9,212	46.41	599,978
	1/16/2018(1)	129,448	272,522	363,363	—	—	—	—	—	—	—
	1/29/2018	—	—	—	—	—	—	2,970	2,970	47.85	199,881

(1)
This row shows the potential value of the payout under the “Estimated Future Payouts” column for each Named Executive Officer under the 2018 Cash Incentive Plan program if the threshold, target and maximum goals were satisfied for all performance measures. The business measurements, performance goals and salary and bonus multiples for determining the payout are described in the “Compensation Discussion and Analysis” section. The performance measurements were achieved in fiscal year 2018 in the aggregate at the 120% level for Mr. Bryant and at the 116% level for the other NEOs and payouts were made as described under the heading “—Annual Cash Incentive Awards” in the “Compensation Discussion and Analysis” section and in Note (4) to the “Summary Compensation Table.”

(2)
These columns show the potential number of awards to be paid out for each Named Executive Officer related to the performance-based restricted stock units if the target is achieved. The performance-based restricted stock units for Mr. Bryant, Mr. Steward, Mr. Bujarski, Dr. Kroll and Mr. Abney were granted on January 16, 2018 and vest over three years, the vesting of which is subject to the achievement of net revenue growth targets, as adjusted for the financial impact of merger, acquisition and divestiture events.

(3)
This column shows the number of time-based restricted stock units granted in 2018 to the Named Executive Officers. The time-based restricted stock units for Mr. Bryant, Mr. Steward, Mr. Bujarski, Dr. Kroll and Mr. Abney were granted on February 15, 2018 and have cliff vesting at the end of four years. This column also includes the number of restricted stock units granted in 2018 under the 2018 Employee Deferred Bonus Compensation Program. For the restricted stock units under the 2018 Employee Deferred Bonus Compensation Program the number is equal to (i) the amount of the NEO's bonus deferred under the Program divided by the market closing price for the Company's common stock on February 11, 2019, multiplied by (ii) either 1.1 or 1.3, as a premium. For Mr. Bryant, Mr. Steward, Mr. Bujarski and Dr. Kroll, $444,022, $168,035, $167,002 and $166,638 (included in the Grant Date Fair Value column), respectively, represents compensation deferred and is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(4)
This column shows the number of stock options granted in 2018 to the Named Executive Officers. These options vest and become exercisable ratably over four years, with one half of the award vesting on the two-year anniversary of the grant date and the remaining vesting annually thereafter through the remaining four-year vesting period.

(5)	This column shows the exercise price for the stock options granted, which was the closing price of our common stock on the date of grant.

(6)
This column shows the full grant date fair value under ASC Topic 718 of time-based restricted stock units, performance-based restricted stock units and stock options granted to the Named Executive Officers in 2018. For the time-based restricted stock units and performance-based restricted units, fair value is calculated using the closing price of our common stock on the grant date. The grant date fair value is the amount that the Company would expense in its consolidated financial statements over the award’s vesting schedule, unless the named executive leaves the Company. For stock options, fair value is calculated using the Black-Scholes value on the grant date and is the amount that the Company will expense in its consolidated financial statements over the award’s vesting schedule, unless the named executive leaves the Company. For additional information on the valuation assumptions, refer to Note 6 of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018.

Outstanding Equity Awards at 2018 Fiscal Year-End
The following table provides information on the holdings of stock options, restricted stock units and performance based stock units by the Named Executive Officers as of December 31, 2018. This table includes unexercised and unvested stock options and unvested restricted stock units or performance based stock units. Each equity grant is shown separately for each Named Executive Officer. The vesting schedule for each grant is shown following this table, based on the option or stock award grant date. The market value of the stock awards is based on the closing market price of our common stock as of December 28, 2018, which was $48.03. For additional information about the option awards and stock awards, see the description of “Longer-Term Equity Incentive Awards” in the “Executive Compensation” section.

	Option Grant Date	Option Awards(1)				Stock Awards
Name		Number of Securities Underlying Unexercised Options — Exercisable (#)	Number of Securities Underlying Unexercised Options — Unexercisable (#)	Option Exercise Price($)	Option Expiration Date	Stock Award Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not vested (#)
Douglas C. Bryant	1/18/2010	46,170	—	15.28	1/18/2020			—	—	—	—
	3/2/2011	85,918	—	12.63	3/2/2021			—	—	—	—
	3/2/2012	120,393	—	15.19	3/2/2022			—	—	—	—
	2/25/2013	96,217	—	22.21	2/25/2023			—	—	—	—
	2/24/2014	93,021	—	27.57	2/24/2024			—	—	—	—
	2/5/2015	70,386	23,461	23.41	2/5/2025	2/5/2015	(2)	3,204	153,888	—	—
	2/10/2016	46,924	46,923	15.40	2/10/2026	2/10/2016	(2)	6,407	307,728	—	—
	2/15/2017	—	40,499	21.08	2/15/2027	2/15/2017	(2)	20,250	972,608	—	—
	1/16/2018	—	27,637	46.41	1/16/2028	1/16/2018	(2)	13,819	663,727	—	—
						1/16/2018	(4)	—	—	13,818	663,679
						12/30/2018	(3)	2,192	105,282	—	—
Randall J. Steward	2/5/2015	29,328	9,775	23.41	2/5/2025	2/5/2015	(2)	1,335	64,120	—	—
	2/10/2016	19,552	19,551	15.40	2/10/2026	2/10/2016	(2)	2,669	128,192	—	—
	2/15/2017	—	15,187	21.08	2/15/2027	2/15/2017	(2)	7,594	364,740	—	—
	1/16/2018	—	9,596	46.41	1/16/2028	1/16/2018	(2)	4,798	230,448	—	—
						1/16/2018	(4)	—	—	4,798	230,448
						12/30/2018	(3)	276	13,256	—	—
Robert J. Bujarski	2/5/2015	—	8,798	23.41	2/5/2025	2/5/2015	(2)	1,201	57,684	—	—
	2/10/2016	—	17,596	15.40	2/10/2026	2/10/2016	(2)	2,402	115,368	—	—
	2/15/2017	—	14,343	21.08	2/15/2027	2/15/2017	(2)	7,172	344,471	—	—
	1/16/2018	—	9,212	46.41	1/16/2028	1/16/2018	(2)	4,606	221,226	—	—
						1/16/2018	(4)	—	—	4,606	221,226
						12/30/2018	(3)	824	39,577	—	—
Werner Kroll, Ph.D.	5/27/2014	6,620	—	22.85	5/27/2024			—	—	—	—
						5/27/2014	(5)	17,505	840,765	—	—
	2/5/2015	8,798	8,798	23.41	2/5/2025	2/5/2015	(2)	1,201	57,684	—	—
	2/10/2016	17,596	17,596	15.40	2/10/2026	2/10/2016	(2)	2,402	115,368	—	—
	2/15/2017	—	14,343	21.08	2/15/2027	2/15/2017	(2)	7,172	344,471	—	—
	1/16/2018	—	9,212	46.41	1/16/2028	1/16/2018	(2)	4,606	221,226	—	—
						1/16/2018	(4)	—	—	4,606	221,226
	1/29/2018	—	2,970	47.85	1/29/2028	1/29/2018	(6)	2,970	142,649	—	—
						12/30/2018	(3)	823	39,529	—	—
Michael D. Abney	1/19/2015	11,106	3,701	24.68	1/19/2025	1/19/2015	(6)	6,077	291,878	—	—
	2/10/2016	—	17,596	15.40	2/10/2026	2/10/2016	(2)	2,402	115,368	—	—
	2/15/2017	—	14,343	21.08	2/15/2027	2/15/2017	(2)	7,172	344,471	—	—
	1/16/2018	—	9,212	46.41	1/16/2028	1/16/2018	(2)	4,606	221,226	—	—
						1/16/2018	(4)	—	—	4,606	221,226
	1/29/2018	—	2,970	47.85	1/29/2028	1/29/2018	(6)	2,970	142,649	—	—

(1)
Stock options are service-based and vest over four years. For stock options that were not exercisable at December 31, 2018 and are presented in the table above, the first 50% vest on the second anniversary of the grant date and the remaining options vest 25% annually thereafter through the remaining four-year vesting period.

(2)
Represents restricted stock granted to the Named Executive Officers. For the 2017 grants, the awards have cliff vesting over four years. For the 2016 and 2018 grants, the first 50% of the award vests on the second anniversary of the grant date and the remaining award vests 25% annually thereafter through the remaining four-year vesting period.

(3)	Represents the Premium RSUs component related to the 2018 Employee Deferred Bonus Compensation Program as detailed in the Nonqualified Deferred Compensation table, which will vest in February 2020.

(4)
Represents performance-based restricted stock units granted to the Named Executive Officers. Performance-based restricted stock units granted in January 2018 that vest over three years, subject to the achievement of performance metrics tied to net revenue growth.

(5)
Represents restricted stock units granted to Dr. Kroll upon his appointment as the Company’s Senior Vice President, Research and Development. The first award of 10,940 shares vested on the fourth anniversary of the grant date and the second award of 17,505 shares vests annually over four years, beginning on May 27, 2019.

(6)	Represents restricted stock units granted to Mr. Kroll and Mr. Abney as part of a retention enticement. The stock award vests on the third anniversary of the grant date.
Option Exercises and Stock Vested in Fiscal Year 2018
The following table sets forth stock options that were exercised by, and restricted stock that vested for, the Named Executive Officers during fiscal year 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (7)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(8)
Douglas C. Bryant	302,500	13,639,033	1,061	(1)	46,631
			3,203	(2)	139,587
			6,408	(3)	275,160
			2,808	(5)	58,659
			20,249	(6)	913,230
Randall J. Steward	38,162	1,624,947	436	(1)	19,162
			1,334	(2)	58,136
			2,670	(3)	114,650
			7,593	(6)	342,444
Robert J. Bujarski	33,550	1,680,878	327	(1)	14,372
			1,201	(2)	52,340
			2,403	(3)	103,185
			1,094	(5)	22,854
			7,171	(6)	323,412
Werner Kroll, Ph.D.	—	—	1,201	(2)	52,340
			2,403	(3)	103,185
			10,940	(4)	669,528
			1,055	(5)	22,039
			7,171	(6)	323,412
Michael D. Abney	17,596	967,828	2,403	(3)	103,185
			7,171	(6)	323,412

(1)
During 2018, restrictions lapsed with respect to 1,061, 436 and 327 shares of restricted stock held by Mr. Bryant, Mr. Steward and Mr. Bujarski, respectively. The market price for our common stock on the date of vesting was $43.95 per share.

(2)
During 2018, restrictions lapsed with respect to 3,203, 1,334, 1,201 and 1,201 shares of restricted stock held by Mr. Bryant, Mr. Steward, Mr. Bujarski, and Dr. Kroll, respectively. The market price for our common stock on the date of vesting was $43.58 per share.

(3)
During 2018, restrictions lapsed with respect to 6,408, 2,670, 2,403, 2,403 and 2,403 shares of restricted stock held by Mr. Bryant, Mr. Steward, Mr. Bujarski, Dr. Kroll, and Mr. Abney, respectively. The market price for our common stock on the date of vesting was $42.94 per share.

(4)	During 2018, restrictions lapsed with respect to 10,940 shares of restricted stock held by Dr. Kroll, respectively. The market price for our common stock on the date of vesting was $61.20 per share.

(5)
During 2018, restrictions lapsed with respect to 2,808, 1,094, and 1,055 shares of restricted stock held by Mr. Bryant, Mr. Bujarski, and Dr. Kroll, respectively. The market price for our common stock on the date of vesting was $20.89 per share.

(6)
During 2018, restrictions lapsed with respect to 20,249, 7,593, 7,171, 7,171 and 7,171 shares of performance based restricted stock held by Mr. Bryant, Mr. Steward, Mr. Bujarski, Dr. Kroll, and Mr. Abney, respectively. The market price for our common stock on the date of vesting was $45.10 per share.

(7)
The value realized on exercise equals the intrinsic value of the exercise which is the gain realized in the difference from the market price of the shares sold and the exercise price of the shares purchased.

(8)
The value realized on vesting equals the closing price of the Company’s common stock on the vesting date (the date the restrictions lapsed) multiplied by the number of shares with respect to which restrictions lapsed on such date.

Nonqualified Deferred Compensation
The following table sets forth compensation deferred by each of the Named Executive Officers during fiscal year 2018.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions in last FY ($)(4)	Aggregate Balance at Last FYE ($)(5)
Douglas C. Bryant	444,022	133,164	196,210	(289,767)	2,572,447

Randall J. Steward	168,035	16,767			184,801

Robert J. Bujarski	167,002	50,058	56,225	(93,609)	788,151

Werner Kroll, Ph.D.	166,638	49,997	21,406	—	436,324

Michael D. Abney	—	—	—	—	—

(1)	Represents the amount of incentive compensation deferred under the 2018 Employee Deferred Bonus Compensation
Program by each executive officer. The amount is included as a component of non-equity incentive plan compensation in the Summary Compensation Table for 2018.

(2)
Represents the 10%, 20% or 30% premium above the deferred incentive compensation amount as described above; such amounts are included in the Stock Awards column of the Summary Compensation Table for 2018.

(3)	Represents the change in value of the deferred incentive compensation for each executive officer relating to the Deferred Bonus Programs.

(4)
The amounts set forth in the Aggregate Withdrawals/Distributions column represent the market value of the stock on the date of distribution to Messrs. Bryant and Bujarski in accordance with their specified distribution elections.

(5)
Aggregate deferrals include deferrals from the 2014 Employee Deferred Bonus Compensation Program, 2015 Employee Deferred Bonus Compensation Program, 2016 Employee Deferred Bonus Compensation Program and 2018 Employee Deferred Bonus Compensation Program (collectively, the "Deferred Bonus Programs"). For the year ended December 31, 2017, the deferred bonus compensation program was suspended temporarily by the Board. Each officer participating in the 2018 Employee Deferred Bonus Program is eligible for a premium restricted stock unit award equal to either 10%, 20% or 30% of the deferred 2018 cash incentive bonus, depending on the length of deferral elected by the employee, which vests on February 11, 2019. Pursuant to this program, Messrs. Bryant, Steward, Bujarski, and Kroll received the following stock awards on February 11, 2019: 9,501 (including 2,192 shares relating to the premium component), 3,042 (including 276 shares relating to the premium component), 3,573 (including 824 shares relating to the premium component) and 3,566 (including 823 shares relating to the premium component), respectively.

Employment, Change in Control and Severance Arrangements
In connection with the appointment of Mr. Bryant as our President and Chief Executive Officer, on January 16, 2009, Mr. Bryant entered into an employment agreement with us. Mr. Bryant’s employment agreement sets forth the terms of his employment with us and provides for, among other matters: (i) a minimum base salary of $450,000 per annum, subject to adjustment upward by the Board of Directors or its Compensation Committee; and (ii) an annual cash incentive bonus based upon attainment of performance goals set by the Board of Directors or its Compensation Committee with a target of at least 80% of base salary and a maximum opportunity of at least up to 120% of base salary.
Under his employment agreement, Mr. Bryant is an “at-will” employee, which means that either Mr. Bryant or we may terminate his employment at any time for any reason. However, and except in the context of a change in control, if Mr. Bryant’s employment with us is terminated without cause or he terminates his employment for “good reason” (as defined in the employment agreement) and thereafter delivers and does not revoke a general release, he is entitled to a severance payment equal to eighteen (18) months of his then-current base salary and payment of health insurance premiums for a period of eighteen (18) months following termination. Amounts payable to Mr. Bryant upon a change in control of the Company are generally governed by his change in control agreement, dated as of January 16, 2009, which is described below.
Mr. Steward, Mr. Bujarski, Dr. Kroll and Mr. Abney are each “at will” employees of the Company with compensation arrangements that include, among other matters: (i) a minimum base salary, currently of $405,624, $395,459, $394,655 and $374,264 per annum, respectively and (ii) eligibility for an annual bonus in accordance with the Company’s bonus plan. In addition, except in the context of a change of control, if we terminate Mr. Bujarski’s employment without cause, he would be entitled to a severance payment equal to six months of his annual salary.
Each of Mr. Bryant, Mr. Steward, Mr. Bujarski, Dr. Kroll and Mr. Abney has entered into a change in control agreement with us, which provides for the payment of severance benefits in the event of termination of employment in connection with a change in control of the Company. The severance benefits are payable if their respective employment with us is terminated within 30 days prior to or three years following a change in control, unless terminated for cause or the termination is the result of a voluntary resignation (which does not include resignations stemming from a material adverse change in responsibilities, status, compensation, authority or location of work place) or their death or disability.
The severance benefits under the change in control agreements generally consist of a lump sum cash payment equal to two times the sum of (i) such executive’s highest annual salary rate within the three year period ending on the date of termination plus (ii) an amount equal to the annualized average of all bonuses paid to the executive during the two-year period immediately before the date of termination. In addition, the change in control agreements provide for: payment of $25,000 to help defray the legal, tax and accounting fees and other costs associated with transitional matters; continued coverage for two years under our group medical insurance, group dental insurance, group-term life insurance and disability insurance programs unless and to the extent the executive obtains concurrent coverage through another program in which case our coverage will be terminated or reduced as applicable; and immediate vesting and exercisability of any and all unvested stock options and restricted stock of the executive (unless previously waived or otherwise expressly agreed to by the executive).

Potential Post-Employment Payments
As described above, our Named Executive Officers have employment, severance and/or change of control agreements with us. The table below illustrates the compensation that would be payable by the Company to each Named Executive Officer in the event of a change in control of the Company or a termination of the Named Executive Officer’s employment with the Company for various described reasons, sometimes referred to in this section as a “triggering event.” In accordance with applicable rules of the SEC, the following discussion assumes:

•
that the triggering event in question, the death, disability, change in control or termination occurred on December 28, 2018, which was the last full business day prior to the last day of our 2018 fiscal year end which fell on Sunday, December 30, 2018; and

•	the calculations provided below are based on the closing market price of our common stock as of December 28, 2018, which was $48.03.
In addition, in connection with any actual termination of employment, the Board of Directors or the Compensation Committee may determine to enter into an agreement providing additional benefits or amounts, or altering the terms of benefits described below, as deemed appropriate by the Compensation Committee or the Board of Directors. The actual amounts that would be paid upon a Named Executive Officer’s termination of employment can only be determined at the time of such executive’s separation from the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include our stock price at the time of termination and determinations by our Board of Directors.

Name and Principal Position	Potential Executive Benefits and Payments	Voluntary Termination Total ($)	Retirement Total ($)	Involuntary, Not for Cause or Voluntary, Good Reason Termination Total ($)	Involuntary, for Cause Termination Total ($)	Change in Control (Qualifying Termination) Total ($)
Douglas C. Bryant	Base Salary(1)	—	—	888,137	—	1,184,182
	Short-term Incentive Bonus(2)	—	—	—	—	842,868
	Restricted Stock Unit Awards
	Unvested and accelerated(3)	—	—	—	—	2,866,911
	Stock Options
	Unvested and accelerated(4)	—	—	—	—	3,244,927
	Healthcare, Life and
	Disability(5)	—	—	51,534	—	68,712
	Accrued Vacation Pay(1)	—	—	—	—	—
	Other Payments(6)	—	—	—	—	25,000
Randall J. Steward	Base Salary(1)	—	—	—	—	772,618
	Short-term Incentive Bonus(2)	—	—	—	—	321,350
	Restricted Stock Unit Awards
	Unvested and accelerated(3)	—	—	—	—	1,031,204
	Stock Options
	Unvested and accelerated(4)	—	—	—	—	1,303,445
	Healthcare, Life and
	Disability(5)	—	—	—	—	51,240
	Accrued Vacation Pay(1)	—	—	—	—	—
	Other Payments(6)	—	—	—	—	25,000

Name and Principal Position	Potential Executive Benefits and Payments	Voluntary Termination Total ($)	Retirement Total ($)	Involuntary, Not for Cause or Voluntary, Good Reason Termination Total ($)	Involuntary, for Cause Termination Total ($)	Change in Control (Qualifying Termination) Total ($)
Robert J. Bujarski	Base Salary(1)	—	—	191,971	—	767,882
	Short-term Incentive Bonus(2)	—	—	—	—	319,380
	Restricted Stock Unit Awards
	Unvested and accelerated(3)	—	—	—	—	999,552
	Stock Options
	Unvested and accelerated(4)	—	—	—	—	1,192,232
	Healthcare, Life and
	Disability(5)	—	—	—	—	70,968
	Accrued Vacation Pay(1)	—	—	—	—	—
	Other Payments(6)	—	—	—	—	25,000
Werner Kroll	Base Salary(1)	—	—	—	—	766,320
	Short-term Incentive Bonus(2)	—	—	—	—	318,730
	Restricted Stock Unit Awards
	Unvested and accelerated(3)	—	—	—	—	1,982,919
	Stock Options
	Unvested and accelerated(4)	—	—	—	—	1,192,766
	Healthcare, Life and
	Disability(5)	—	—	—	—	51,240
	Accrued Vacation Pay(1)	—	—	—	—	—
	Other Payments(6)	—	—	—	—	25,000
Michael D. Abney	Base Salary(1)	—	—	—	—	726,726
	Short-term Incentive Bonus(2)	—	—	—	—	302,262
	Restricted Stock Unit Awards
	Unvested and accelerated(3)	—	—	—	—	1,336,819
	Stock Options
	Unvested and accelerated(4)	—	—	—	—	1,062,578
	Healthcare, Life and
	Disability(5)	—	—	—	—	51,240
	Accrued Vacation Pay(1)	—	—	—	—	—
	Other Payments(6)	—	—	—	—	25,000

(1)	Payable in one lump sum upon termination.

(2)	This amount represents the annualized average of all bonuses paid to the executive for 2017 and 2018. The 2018 bonus was paid out in February 2019.

(3)
This represents the value of unvested restricted stock awards, including stock awards associated with the premium stock awards earned pursuant to the Employee Deferred Bonus Compensation Programs as detailed in the Nonqualified Deferred Compensation table.

(4)	This represents the intrinsic value of in-the-money unvested stock options (based on a market price of $48.03 per share as of the last full business day prior to the end of our fiscal year 2018).

(5)
Per the change in control agreements, for two years, coverage is continued under our group medical and group dental insurance programs unless and to the extent the executive obtains concurrent coverage through another program in which case our coverage will be terminated or reduced as applicable. In addition, if Mr. Bryant’s employment is terminated without cause or he terminates his employment for “good reason” (as defined in his employment agreement) and thereafter does not revoke a general release, he is entitled to receive payment of health insurance premiums for a period of eighteen months following termination.

(6)	Each executive officer’s change in control agreement provides for payment of $25,000 to help defray the legal, tax and accounting fees and other costs associated with transitional matters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the number of shares of our common stock beneficially owned as of March 20, 2019 by (i) those known to be the beneficial owners of more than five percent (5%) of our outstanding common stock, (ii) each of the current directors and nominees for director, (iii) each of the Company’s Named Executive Officers (as included in the Summary Compensation Table herein) and (iv) all directors and executive officers as a group. On March 20, 2019, there were 39,767,431 shares of our common stock outstanding.

	Beneficial Ownership of Common Stock(1)(2)
Name	Number of Shares	Percent of Class
Beneficial Owners
T. Rowe Price Associates, Inc.(3)	6,654,836	16.7%
100 E. Pratt Street
Baltimore, Maryland 21202
Brown Capital Management, LLC(4)	5,540,224	13.9%
1201 N. Culver Street
Baltimore, Maryland 21202
The Vanguard Group(5)	3,039,290	7.6%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355
BlackRock, Inc.(6)	2,304,494	5.8%
55 E. 52nd Street
New York, NY 10055
Entities affiliated with Larry N. Feinberg(7)	2,047,658	5.1%
Oracle Associates LLC
200 Greenwich Avenue, 3rd Floor
Greenwich, Connecticut 06820
Directors and Nominees for Director
Thomas D. Brown(8)	91,033	*
Douglas C. Bryant(9)	859,659	2.1%
Kenneth F. Buechler(10)	136,452	*
Edward L. Michael(11)	834	*
Mary Lake Polan(12)	64,694	*
Jack W. Schuler(13)	4,138,615	10.4%
Charles P . Slacik(14)	26,347	*
Matthew W. Strobeck (15)	49,103	*
Kenneth J. Widder(16)	36,360	*
Named Executive Officers
Randall J. Steward(17)	59,147	*
Robert J. Bujarski(18)	66,386	*
Werner Kroll(19)	83,010	*
Michael D. Abney(20)	21,671	*
All directors and executive officers as a group (16 persons)(21)	5,776,254	14.1%

*	Less than one percent

(1)
Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise noted, and subject to applicable community property laws, each executive officer and director has sole voting and dispositive power with respect to the shares indicated. The address for our directors and executive officers is c/o Quidel Corporation, 12544 High Bluff Drive, Suite 200, San Diego, CA 92130.

(2)
Shares of common stock subject to options exercisable on or within 60 days of March 20, 2019 are deemed outstanding for computing the number of shares and the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

(3)
Based on information reported in Amendment No. 18 to Schedule 13G filed with the SEC dated January 10, 2019 by T. Rowe Price Associates, Inc. which reported beneficial ownership of 6,654,836 shares of common stock with respect to which T. Rowe Price Associates, Inc. has sole voting power of 1,280,460 shares and sole dispositive power of 6,654,836 shares as of December 31, 2018.

(4)
Based on information reported in Amendment No. 8 to Schedule 13G filed with the SEC dated February 14, 2019 by Brown Capital Management, LLC and The Brown Capital Management Small Company Fund, a registered investment company, which is managed by Brown Capital Management, LLC, in which Brown Capital Management, LLC reported aggregate beneficial ownership of 5,540,224 shares of common stock with respect to which Brown Capital Management, LLC has sole voting power of 3,393,990 shares and sole dispositive power of 5,540,224 shares and The Brown Capital Management Small Company Fund has sole voting and dispositive power with respect to 2,692,207 shares as of December 31, 2018.

(5)
Based on information reported in Amendment No. 5 to Schedule 13G filed with the SEC dated February 12, 2019 by The Vanguard Group in which The Vanguard Group reported aggregate beneficial ownership of 3,039,290 shares of common stock with respect to which the filer has sole voting power of 70,658 shares, shared voting power of 4,095 shares, sole dispositive power of 2,967,562 and shared dispositive power of 71,728 shares as of December 31, 2018.

(6)
Based on information reported in Schedule 13G filed with the SEC dated February 8, 2019 by BlackRock, Inc. in which BlackRock, Inc. reported beneficial ownership of 2,304,494 shares of common stock with respect to which BlackRock, Inc. has sole voting power of 2,229,696 shares and sole dispositive power of 2,304,494 shares as of December 31, 2018.

(7)
Based on information reported in Amendment No. 16 to Schedule 13G filed with the SEC dated February 7, 2019 by Larry N. Feinberg, Oracle Partners, L.P., Oracle Ten Fund, LP, Oracle Institutional Partners, L.P., Oracle Investment Management Employees Retirement Fund, The Feinberg Family Foundation, Oracle Associates, LLC and Oracle Investment Management, Inc., in which Mr. Feinberg reported aggregate beneficial ownership of 2,047,658 shares of common stock with respect to which the filers have sole voting power of 10,000 shares, shared voting power of 2,037,658 shares and shared dispositive power of 2,037,658 shares as of December 31, 2018.

(8)
Includes 19,107 shares of common stock issuable upon exercise of options that are exercisable on or within 60 days of March 20, 2019 and 1,827 shares of common stock underlying an equal number of restricted stock units issuable upon vesting on or within 60 days of March 20, 2019. Also includes 16,195 shares of common stock underlying an equal number of fully vested restricted stock units for which the individual has no voting or dispositive power over such shares.

(9)
Includes 525,202 shares of common stock issuable upon exercise of options that are exercisable on or within 60 days of March 20, 2019 and 42,042 shares of common stock underlying an equal number of fully vested restricted stock units for which the individual has no voting or dispositive power over such shares.

(10)
Includes 73,071 shares of common stock issuable upon exercise of options that are exercisable on or within 60 days of March 20, 2019 and 2,226 shares of common stock underlying an equal number of restricted stock units issuable upon vesting on or within 60 days of March 20, 2019. Also includes 10,700 shares of common stock underlying an equal number of fully vested restricted stock units for which the individual has no voting or dispositive power over such shares and 200 shares that are beneficially owned by Dr. Buechler as custodian of his children's UTMAs and 200 shares jointly owned with his children.

(11)	Represents 834 shares of common stock underlying an equal number of restricted stock units issuable upon vesting on or within 60 days of March 20, 2019.

(12)
Includes 44,029 shares of common stock issuable upon exercise of options that are exercisable on or within 60 days of March 20, 2019 and 1,861 shares of common stock underlying an equal number of restricted stock units issuable upon vesting on or within 60 days of March 20, 2019. Also includes 9,597 shares of common stock underlying an equal number of fully vested restricted stock units for which the individual has no voting or dispositive power over such shares.

(13)
Includes 952,379 shares that are held indirectly by the Schuler Family Foundation and 65,000 shares held indirectly by Mr. Schuler’s spouse. Mr. Schuler disclaims beneficial ownership of the 952,379 shares held indirectly by the Schuler Family Foundation, except to the extent of his pecuniary interest in such shares, if any. Also includes 5,065 shares of common stock issuable upon exercise of options that are exercisable on or within 60 days of March 20, 2019 and 1,861 shares of common stock underlying an equal number of restricted stock units issuable upon vesting on or within 60 days of March 20, 2019. Also includes 17,531 shares of common stock underlying an equal number of fully vested restricted stock units for which Mr. Schuler has no voting or dispositive power over such shares.

(14)
Includes 16,095 shares of common stock issuable upon exercise of options that are exercisable on or within 60 days of March 20, 2019, and 1,752 shares of common stock underlying an equal number of restricted stock units issuable upon vesting on or within 60 days of March 20, 2019. Also includes 680 shares of common stock underlying an equal number of fully vested restricted stock units for which the individual has no voting or dispositive power over such shares.

(15)
Includes 259 shares of common stock issuable upon exercise of options that are exercisable on or within 60 days of March 20, 2019, and 1,661 shares of common stock underlying an equal number of restricted stock units issuable upon vesting on or within 60 days of March 20, 2019. Also includes 30,445 shares held by Birchview Fund, LLC (Dr. Strobeck has sole voting and dispositive power with respect to such shares in his capacity as the Managing Partner of such entity); 108 shares that are held directly by Dr. Strobeck; and 16,600 shares that are beneficially owned by Dr. Strobeck as custodian of his children's UGMAs.

(16)
Includes 22,440 shares of common stock issuable upon exercise of options that are exercisable on or within 60 days of March 20, 2019, and 1,898 shares of common stock underlying an equal number of restricted stock units issuable upon vesting on or within 60 days of March 20, 2019. Also includes 1,367 shares of common stock underlying an equal number of fully vested restricted stock units for which the individual has no voting or dispositive power over such shares.

(17)
Includes 36,922 shares of common stock issuable upon exercise of options that are exercisable on or within 60 days of March 20, 2019 and 2,766 shares of common stock underlying an equal number of fully vested restricted stock units for which the individual has no voting or dispositive power over such shares.

(18)
Includes 24,768 shares of common stock issuable upon exercise of options that are exercisable on or within 60 days of March 20, 2019 and 11,933 shares of common stock underlying an equal number of fully vested restricted stock units for which the individual has no voting or dispositive power over such shares.

(19)
Includes 57,782 shares of common stock issuable upon exercise of options that are exercisable on or within 60 days of March 20, 2019 and 7,317 shares of common stock underlying an equal number of fully vested restricted stock units for which the individual has no voting or dispositive power over such shares.

(20)	Includes 15,970 shares of common stock issuable upon exercise of options that are exercisable on or within 60 days of March 20, 2019.

(21)
All directors and executive officers as a group, including 917,363 shares of common stock issuable upon exercise of options that are exercisable on or within 60 days of March 20, 2019 and an aggregate of 13,920 shares of common stock underlying an equal number of restricted stock units issuable upon vesting on or within 60 days of March 20, 2019 and 130,391 shares of common stock underlying an equal number of fully vested restricted stock units for which the individual has no voting or dispositive power over such shares.

With the exception of information relating to stock options, restricted stock and restricted stock units we issued, all information with respect to beneficial ownership of shares of common stock referred to in this section is based on filings made by the respective beneficial owners with the SEC or information the beneficial owners provided to us.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Under the securities laws of the U.S., our directors and executive officers and persons who own more than 10% of our common stock are required to report their initial beneficial ownership of our common stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established, and we are required to disclose in this Proxy Statement any late filings during the year ended December 31, 2018. To our knowledge, all of the reports during 2018 were timely filed, except that Messrs. Abney, Bryant, Bujarski, Kroll, and Steward and Ratan Borkar and Edward Russell each had one Form 4 report with respect to annual equity awards that were filed three business days late due to an administrative error.

SECURITIES AVAILABLE FOR ISSUANCE UNDER OUR EQUITY COMPENSATION PLANS
The following table provides information with respect to our equity compensation plans as of December 31, 2018, which plans were as follows: the 1983 Employee Stock Purchase Plan; the 1990 Employee Stock Option Plan; the 1996 Non-Employee Director Plan; the 1998 Stock Incentive Plan, the 2001 Equity Incentive Plan, the 2010 Equity Incentive Plan, the 2016 Equity Incentive Plan, and the 2018 Equity Incentive Plan. The 1990 Employee Stock Option Plan, the 1996 Non-Employee Director Plan, the 1998 Stock Incentive Plan, the 2001 Equity Incentive Plan, the 2010 Equity Incentive Plan, and the 2016 Equity Incentive Plan have been terminated, expired or superseded by subsequent plans, and thus no additional awards will be made under such plans although any outstanding awards under such plans will continue to vest in accordance with their terms.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	2,552,713	(1)(3)	$21.53	(3)	3,337,709	(2)(3)
Equity compensation plans not approved by security holders	—		—		—
Total	2,552,713	(1)(3)	$21.53	(3)	3,337,709	(2)(3)

(1)	Includes 676,200 restricted stock units, including performance-based restricted stock units, granted under our 2018 Plan for which there is no exercise price reflected in column (b).

(2)
Includes (i) 178,544 shares of common stock available for issuance under our 1983 Employee Stock Purchase Plan and (ii) 3,159,165 shares of common stock available for issuance, as of December 31, 2018, under our 2018 Equity Incentive Plan, pursuant to which incentive stock awards may be granted, including restricted stock.

(3)	As of March 20, 2019, 2,664,918 shares remained available for future grant.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has selected the firm of Ernst & Young LLP, independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2019 and to perform other appropriate accounting and tax services. We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for 2019. Although ratification is not required by our bylaws or otherwise, the Board of Directors is submitting the selection of Ernst & Young LLP to our stockholders as a matter of good corporate practice. If the stockholders do not ratify the appointment of Ernst & Young LLP, the selection of the Company’s independent registered public accounting firm will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
One or more representatives of Ernst & Young LLP are expected to be at the Annual Meeting. The representatives of Ernst & Young LLP will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.
Vote Required and Board Recommendation
The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for 2019. Our Board of Directors Unanimously Recommends that the Stockholders Vote FOR the Ratification of the Selection of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2019.

PROPOSAL 3
ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION
We are providing stockholders with an advisory (non-binding) vote on the compensation of our Named Executive Officers (commonly referred to as “say on pay”). Accordingly, you may vote on the following resolution at the Annual Meeting:
“Resolved, that the compensation paid to the Company’s Named Executive Officers, as disclosed in the “Compensation Discussion and Analysis,” the accompanying compensation tables, and the related narrative discussion in this Proxy Statement, is hereby approved.”
The advisory approval of the Company’s executive compensation is a non-binding vote on the compensation paid to the Company’s Named Executive Officers, as described pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” section, compensation tables, and the narrative discussions, set forth in this Proxy Statement. At our 2017 Annual Meeting of Stockholders, our stockholders overwhelmingly indicated a preference for holding annual say on pay votes. Accordingly, we are presenting this proposal for the advisory approval of the compensation of our Named Executive Officers and currently intend to present a similar proposal annually.
As described in detail under “Executive Compensation--Compensation Discussion and Analysis,” our compensation programs are designed to attract, motivate and retain highly qualified executive officers who are able to achieve corporate objectives and create stockholder value. The Compensation Committee believes the Company’s executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with our stockholders’ long-term interests. Stockholders are encouraged to read the “Compensation Discussion and Analysis” section, the accompanying compensation tables, and the related narrative discussion.
Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to our Named Executive Officers and will not be binding on the Board of Directors or the Compensation Committee. However, the Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.
Vote Required and Board Recommendation
The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal is required to approve the advisory vote on executive compensation. Our Board of Directors Unanimously Recommends that the Stockholders Vote FOR the Approval, on an advisory basis, of the Compensation of our Named Executive Officers.

MEETING AND OTHER INFORMATION

Stockholder Proposals and Director Nominations
Our amended and restated bylaws require that a stockholder give timely written notice to our Corporate Secretary of any proposal such stockholder proposes to bring before a stockholders meeting or any proposal for the nomination of a director. Such written notice must be given, either by personal delivery or U.S. mail, postage prepaid, to the Corporate Secretary, Quidel Corporation, 12544 High Bluff Drive, Suite 200, San Diego, CA 92130. In order to properly bring a proposal before a stockholders meeting, a stockholder must be a stockholder of record on the date of the giving of the notice and on the record date for the determination of stockholders entitled to notice of and to vote at such meeting and be entitled to vote at such meeting. To be timely, a stockholder’s notice must be delivered to, or mailed and received by the Corporate Secretary, at the address provided above not less than 90 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the annual meeting is convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be received by the Corporate Secretary as provided above no more than one hundred twenty (120) days prior to such annual meeting nor less than the later of (i) ninety (90) days prior to such annual meeting and (ii) ten (10) days after the earlier of (A) the day on which notice of the date of the meeting was mailed or (B) the day on which public disclosure of the date of the meeting was made. In no event shall an adjournment of the annual meeting, or a postponement of an annual meeting for which notice has been given, or the public disclosure thereof, commence a new time period for the giving of a stockholder’s notice as described above.
Any notice to the Corporate Secretary must be in proper written form and set forth the matters and information listed in our bylaws, including, if applicable, the matters relating to a director nomination.
Any eligible stockholder who desires to have a proposal considered for inclusion in our proxy solicitation materials for our 2020 annual meeting of stockholders must be received in writing by our Corporate Secretary at 12544 High Bluff Drive, Suite 200, San Diego, CA 92130 no later than December 13, 2019. To be included in our proxy solicitation materials, proposals must be submitted in proper written form in accordance with our bylaws, as described above, and must comply with SEC regulations promulgated under Rule 14a-8 of the Exchange Act of 1934, as amended.
Nothing in this section shall be deemed to require us to include in our proxy solicitation materials relating to any annual meeting any stockholder proposal or nomination that does not meet all of the requirements for inclusion established by the SEC.
Annual Report
Our 2018 Annual Report to Stockholders has been mailed to stockholders concurrently with this Proxy Statement. The Company incorporates by reference herein the information set forth in our Annual Report on Form 10-K under Item 1 relating to the executive officers of the Company.
A copy of our Annual Report on Form 10-K and each of our other periodic and current reports, including any amendments thereto, as filed with the SEC, are available, free of charge, on our website, www.quidel.com, as soon as reasonably practicable after such materials are filed or furnished to the SEC. In addition, a copy of our Annual Report on Form 10-K, without exhibits, and/or exhibits to the Form 10‑K, will be furnished, free of charge upon written request to the Investor Relations department at Quidel Corporation, 12544 High Bluff Drive, Suite 200, San Diego, CA 92130. In addition, you may obtain such documents by calling (858) 646-8023 or e-mail our Investor Relations department at ir@quidel.com.
Internet Availability of Proxy Materials
IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 14, 2019
Our annual report on Form 10-K for the year ended December 31, 2018 and proxy materials can be accessed electronically over the internet at www.proxyvote.com.
Forward-Looking Statements
This Proxy Statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve substantial risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include, but are not limited to, statements made in the CD&A section of this Proxy Statement regarding the anticipated effects of our compensation structure and programs. Quidel Corporation undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect Quidel Corporation’s business, particularly those mentioned under the heading “Risk Factors” in Quidel Corporation’s Annual Report on Form 10-K which accompanies this Proxy Statement, and in the periodic reports that Quidel Corporation files with the SEC on Form 10-Q.
Other Business
We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.
San Diego, California
April 11, 2019
Stockholders are urged to specify their choices on, date, sign and return the enclosed proxy card in the accompanying prepaid, return envelope or vote via the Internet or by telephone as described on the enveloped proxy card. Prompt response is helpful and your cooperation greatly appreciated.

QUIDEL

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following director nominees:

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1. Election of Directors	☐	☐	☐	______________

Nominees

01 Douglas C. Bryant
02 Kenneth F. Buechler
03 Edward L. Michael
04 Mary Lake Polan
05 Jack W. Schuler
06 Charles P. Slacik
07 Matthew W. Strobeck
08 Kenneth J. Widder

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: To transact such other business as may properly be presented at the Annual Meeting or any adjournments or postponements thereof. Unless otherwise specified, this proxy will be voted FOR the election of each nominee for director listed on this proxy card in proposal 1; FOR proposals 2 and 3 and in the discretion of the proxy holders on all other business that comes before the meeting.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000398328_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10-K Wrap is/are available at www.proxyvote.com.

QUIDEL CORPORATION
Annual Meeting of Stockholders to be held on May 14, 2019
This proxy is solicited by the Board of Directors

The undersigned, a Stockholder of QUIDEL CORPORATION, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Annual Report to Stockholders and the accompanying Proxy Statement for the Annual Meeting to be held on Tuesday, May 14, 2019, at 8:30 a.m., local time, at the San Diego Marriott Del Mar, 11966 El Camino Real, San Diego, California 92130 and, revoking any proxy previously given, hereby appoints Douglas C. Bryant and Randall J. Steward, and each of them individually, proxies and attorneys-in-fact, each with full power of substitution and revocation, and each with all power that the undersigned would possess if personally present, to vote QUIDEL CORPORATION Common Stock held by the undersigned at such meeting and any postponements or adjournments of such meeting, as set forth on the reverse, and in their discretion upon any other business that may properly come before the meeting.

Address changes/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

IMPORTANT: SIGNATURE REQUIRED ON REVERSE SIDE

0000398328_2 R1.0.1.18